UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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USA TRUCK, INC.

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USA TRUCK, INC.

3200 Industrial Park Road

Van Buren, Arkansas 72956

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held on May 16, 2018

To the Stockholders of USA Truck, Inc.:

Notice is hereby given that the Annual Meeting of Stockholders (“Annual Meeting”) of USA Truck, Inc. (the “Company,” “we,” “us,” or “our”) will be held at our corporate offices at 3200 Industrial Park Road, Van Buren, Arkansas 72956, on Wednesday, May 16, 2018, at 10:00 a.m., local time, for the following purposes:

1.	Election of three (3) Class II directors for a term of office expiring at the 2021 Annual Meeting.

2.	Advisory approval of the Company’s executive compensation.

3.	Ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for 2018.

Only holders of record of our Common Stock at the close of business on March 22, 2018, are entitled to notice of and to vote at the Annual Meeting and any adjournments thereof.

The Company’s Proxy Statement is submitted herewith. The Annual Report for the year ended December 31, 2017, is being mailed to stockholders contemporaneously with the mailing of this Notice and Proxy Statement. Except to the extent it is incorporated by specific reference, the enclosed copy of our 2017 Annual Report is not incorporated into this Proxy Statement and is not deemed to be a part of the proxy solicitation material.

Important Notice Regarding the Availability of Proxy Materials for the Meeting of Stockholders to Be Held on May 16, 2018

We have elected to provide access to our proxy materials both by: (i) sending you this full set of proxy materials, including a proxy card; and (ii) notifying you of the availability of our proxy materials on the Internet. This Notice of Meeting, Proxy Statement and our Annual Report to Stockholders for the fiscal year ended December 31, 2017, are available online and may be accessed at http://www.cstproxy.com/usa-truck/2018. We do not use “cookies” or other software that identifies visitors accessing these materials on this website. We encourage you to access and review all of the important information contained in the proxy materials before voting.

By Order of the Board of Directors
Jason R. Bates
Executive Vice President and Chief Financial Officer
Van Buren, Arkansas
April 13, 2018

YOUR VOTE IS IMPORTANT.

To ensure your representation at the annual meeting, you are requested to promptly date, sign and return the accompanying proxy in the enclosed envelope. You may also vote on the Internet by following the electronic voting instructions found on the proxy card you receive or by telephone using a touch-tone telephone and calling the number contained on the proxy card you receive. Returning your proxy now will not interfere with your right to attend the annual meeting or to vote your shares personally at the annual meeting, if you wish to do so. The prompt return of your proxy may save us additional expenses of solicitation.

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USA TRUCK, INC.

3200 Industrial Park Road

Van Buren, Arkansas 72956

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

To be held on May 16, 2018

GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation of proxies by and on behalf of the Board of Directors of USA Truck, Inc., a Delaware corporation (the “Company,” “USA Truck,” “we,” “our” or “us”), for use at the Annual Meeting of the Company to be held at the time and place and for the purposes set forth in the foregoing notice. Our mailing address is 3200 Industrial Park Road, Van Buren, Arkansas 72956, and our telephone number is (479) 471-2500.

The cost of soliciting proxies will be borne by the Company. In addition to solicitation by mail, certain of our officers and employees, who will receive no special compensation therefor, may solicit proxies in person or by telephone, telegraph, facsimile or other means. We will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of our Common Stock.

The approximate date on which this Proxy Statement and the accompanying proxy are first being mailed to stockholders is April 13, 2018.

Revocability of Proxy

Any stockholder executing a proxy retains the right to revoke it at any time prior to exercise at the Annual Meeting. A proxy may be revoked by delivery of written notice of revocation to Jason R. Bates, Chief Financial Officer of the Company, by execution and delivery to the Company of a later proxy or by voting the shares in person at the Annual Meeting. If not revoked, all shares represented at the Annual Meeting by properly executed proxies will be voted as directed therein. If no direction is given, such shares will be voted for election of all nominees for director, for approval, in an advisory and non-binding vote, of the compensation of our Named Executive Officers, for the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for 2018, and at the discretion of the person(s) named as proxy(ies) therein on any other matters that may properly come before the Annual Meeting or any adjournments thereof.

Outstanding Stock and Voting Rights

The Board of Directors has fixed the close of business on March 22, 2018, as the record date for determining the stockholders having the right to notice of, and to vote at, the Annual Meeting. As of the record date, March 22, 2018, 8,245,674 shares of Common Stock were outstanding and entitled to vote at the meeting. Each stockholder will be entitled to one vote for each share of Common Stock owned of record on the record date. The stock transfer books of the Company will not be closed. Stockholders are not entitled to cumulative voting with respect to the election of directors. The holders of a majority of the outstanding shares of Common Stock entitled to vote, present in person or represented by proxy, are necessary to constitute a quorum.

Required Affirmative Vote and Voting Procedures

Our bylaws provide that the nominees who receive a plurality of the votes cast by stockholders present or represented by proxy at an Annual Meeting, and entitled to vote on the election of directors, will be elected as directors of the Company. Thus, any abstentions or broker non-votes will have no effect on the election of directors. However, at any stockholder meeting at which a director is subject to an uncontested election, any nominee for director who receives a greater number of votes “withheld” from or voted “against” his or her nomination than are voted “for” such election, excluding abstentions, shall promptly tender his or her resignation for consideration by the Nominating and Corporate Governance Committee pursuant to the Company’s majority vote policy. See “Corporate Governance – The Board of Directors and Its Committees – Committees of the Board of Directors – Nominating and Corporate Governance Committee –Additional Corporate Governance Policies” for additional information regarding our majority vote policy. Approval of any other matter submitted to stockholders each requires the affirmative vote of a majority of votes cast by stockholders entitled to vote and represented in person or by proxy at the Annual Meeting. Abstentions and broker non-votes will not be counted for purposes of determining the number of votes cast with respect to a proposed corporate action. Accordingly, abstentions and broker non-votes will have no effect on the approval of any other matter submitted to stockholders.

If you are a holder of record of our Common Stock, you may vote your shares either (i) over the telephone by calling a toll-free number, (ii) by using the Internet, or (iii) by mailing your proxy card. Owners who hold their shares in street name will need to obtain a voting instruction form from the institution that holds their stock and must follow the voting instructions given by that institution.

The above-mentioned telephone and Internet-voting procedures have been designed to authenticate your identity, to allow you to give instructions, and to confirm that those instructions have been recorded properly. If you choose to vote by telephone or by using the Internet, please refer to the specific instructions on the proxy card. If you wish to vote using the proxy card, complete, sign and date your proxy card and return it to us before the meeting.

PROPOSAL ONE: ELECTION OF DIRECTORS

Our Restated and Amended Certificate of Incorporation provides that there shall be eight directors, subject to increases or decreases in such number by vote of the Board of Directors in accordance with the bylaws, classified into three classes, and that members of the three classes shall be elected to staggered terms of three years each. The Board presently consists of eight persons.

The current term of office of the three Class II directors will expire at the 2018 Annual Meeting and all of those directors have been nominated for re-election at the Annual Meeting for a term expiring at the 2021 Annual Meeting:

Class II Term Expiring 2021 James D. Reed Thomas M. Glaser Gary R. Enzor

Proxies may not be voted at the 2018 Annual Meeting for more than three nominees for election as directors. Each of the nominees has consented to serve if elected and, if elected, will serve until the 2021 Annual Meeting or until her successor is duly elected and qualified.

Class III and Class I directors are currently serving terms expiring in 2019 and 2020, respectively. Class III directors are Robert A. Peiser, Robert E. Creager and Alexander D. Greene. Class I directors are Major General (Ret.) Barbara J. Faulkenberry and M. Susan Chambers.

All duly submitted and unrevoked proxies will be voted FOR the nominees listed above, unless otherwise instructed. It is expected that the nominees will be available for election, but if for any unforeseen reason any nominee should decline or be unavailable for election, the persons designated as proxies will have full discretionary authority to vote for another person designated by the Nominating and Corporate Governance Committee.

Vote Required for Approval

Assuming the presence of a quorum at the Annual Meeting, the nominees who receive a plurality of the votes cast by stockholders present or represented by proxy at the Annual Meeting, and entitled to vote on the election of directors, will be elected as directors. Any director subject to an uncontested election who is elected by a plurality and receives a greater number of votes “withheld” from or voted “against” his or her election than are voted “for” such election (excluding abstentions) shall be subject to the majority vote policy described under “Corporate Governance – The Board of Directors and Its Committees – Committees of the Board of Directors – Nominating and Corporate Governance Committee – Additional Corporate Governance Policies.”

Class II Director Nominees

James D. Reed.  Mr. Reed, 45, has served as President, Chief Executive Officer (“CEO”) and a director since January 2017.  From November 2016 through January 2017, Mr. Reed served as Executive Vice President and Chief Financial Officer of the Company.  From June 2012 through October 2016, Mr. Reed served as Chief Financial Officer at Interstate Distributor Co., a provider of line and heavy-haul, refrigerated and intermodal transportation services throughout the continental United States and Canada, and President of two of its subsidiaries.  From June 2011 through June 2012, Mr. Reed served as Senior Director, Finance at the Isilon Storage Division of EMC, a computer hardware and software company selling clustered file system hardware and software for digital content and other unstructured data to a variety of industries.  He began his career with Intel Corp. in 1997. Mr. Reed holds a Bachelor of Arts in History and a Master of Business Administration from Brigham Young University. We believe Mr. Reed’s extensive management and leadership experience, his thorough knowledge of the transportation and trucking industry and his role as President and CEO of the Company, which allows the Board of Directors to interface directly with senior management, qualifies him to serve as a member of our Board of Directors.

Thomas M. Glaser. Mr. Glaser, 68, has served as a director since May 2014. Mr. Glaser has worked as an independent consultant to the truckload industry since 2010, and served as our President and CEO from July 2015 to January 2016, and our Interim Chief Operating Officer (“COO”) from April 2015 to July 2015 and January 2013 to June 2013. Mr. Glaser served as President and CEO of Arnold Transportation Services, Inc., a dry van freight services provider, from January 2008 to 2010, as well as a board member of Priority Transportation, Inc., from 2008 to 2010. Previously, Mr. Glaser held several positions at Celadon Group, Inc., from 2001 to 2007, most recently serving as President and COO. We believe Mr. Glaser’s considerable experience as a senior executive in the transportation industry qualifies him to serve as a member of our Board of Directors. Mr. Glaser was originally appointed to our Board of Directors pursuant to the Cooperation Agreement dated May 22, 2014, among the Company, Baker Street Capital Management, LLC and certain affiliates and Stone House Capital Management LLC and certain affiliates. Mr. Glaser was a nominee for director at our 2015 annual meeting pursuant to the Cooperation Agreement dated February 25, 2015, among the Company, Baker Street Capital Management, LLC, and certain affiliates and the Cooperation Agreement dated February 25, 2015, among the Company, Stone House Capital Management, LLC, and certain affiliates.

Gary R. Enzor. Mr. Enzor, 55, has served as a director since September 2014. Mr. Enzor has chaired the Nominating and Corporate Governance Committee since May 2015. He is Chairman and CEO of Quality Distribution, Inc., a chemical bulk logistics services provider. Mr. Enzor has served as Chairman of Quality Distribution, Inc., since August 2013, has served as CEO since 2007, and as President since 2005. Mr. Enzor joined Quality Distribution, Inc. in 2004 as Executive Vice President and COO, prior to which Mr. Enzor served as Executive Vice President and Chief Financial Officer of Swift Transportation Company since 2002. Before joining Swift Transportation Company, Mr. Enzor held executive positions with Honeywell, Dell Computer and AlliedSignal, Inc. (now Honeywell International, Inc.). We believe Mr. Enzor’s considerable experience in and thorough knowledge of the transportation and trucking industry qualifies him to serve as a member of our Board of Directors. Mr. Enzor was a nominee for director at our 2015 annual meeting pursuant to the Cooperation Agreement dated February 25, 2015, among the Company, Baker Street Capital Management, LLC, and certain affiliates and the Cooperation Agreement dated February 25, 2015, among the Company, Stone House Capital Management, LLC, and certain affiliates.

THE Board unanimously recommends A vote “FOR” THE ELECTION OF THE THREE NOMINEES NAMED ABOVE.

CONTINUING DIRECTORS

Class III Directors

Robert A. Peiser. Mr. Peiser, 69, has served as a director since February 2012. Mr. Peiser was appointed Vice Chairman of the Board in August 2012 and Chairman of the Board in November 2012. He is engaged in active service on public as well as private corporate and non-profit boards. Mr. Peiser also serves on the Board, and is Chairman of the Compensation Committee, of SunCoke Energy, Inc., a public company providing raw material processing and handling to the steel and power industries, since March 2016. Previous public board service includes Standard Register Company (October 2013 to November 2015); Primary Energy Recycling Corp. (June 2013 to December 2014); Team Industrial Services, Inc. (July 2007 to September 2012); and Solutia, Inc. (February 2008 to July 2012). From 2008 to 2010, Mr. Peiser served as the CEO and Chairman of the Board of Omniflight Helicopters, Inc., an air medical services provider. Previously, Mr. Peiser served as President, CEO and a director of Imperial Sugar Company, a refiner and marketer of sugar products, from 2002 to 2008. We believe Mr. Peiser’s qualifications to serve on our Board of Directors include his broad-based executive, director and management experience with companies in transition in a variety of domestic and international industries. He is also a past Chairman and President of the Texas TriCities Chapter of the NACD. We believe his work with the NACD contributes to his being a valuable resource to our Board in the area of corporate governance best practices.

Robert E. Creager. Mr. Creager, 69, has served as a director since November 2012. Mr. Creager has chaired the Audit Committee since 2014, has been designated as our audit committee financial expert within the meaning of Item 407(d)(5)(ii) of Regulation S-K and meets the financial sophistication requirements set forth in Rule 5605(c)(2)(A) of The NASDAQ Stock Market’s listing standards. Mr. Creager is a certified public accountant and has 39 years of public accounting and industry experience. Mr. Creager also serves as Chairman of the Audit Committee of Houston International Insurance Group, a property and casualty insurer, and is an officer and director of the Texas TriCities Chapter of the NACD, as well as a governance fellow of the NACD. We believe his work with the NACD contributes to his being a valuable resource to our Board in the area of corporate governance best practices. From June 2014 until its sale in September 2016, Mr. Creager served as Chairman of the Audit Committee of Mattress Firm Holding Corp., a publicly held mattress retailer, and from April 2011 to January 2013, Mr. Creager served as Chairman of the Audit Committee of GeoMet, Inc., an independent natural gas exploration, development and production company. His experience includes 27 years as an Assurance Partner and a former Audit Practice Leader of the Houston office of PricewaterhouseCoopers LLP. We believe Mr. Creager’s qualifications to serve on our Board of Directors include his extensive financial experience and his service on other audit committees.

Alexander D. Greene. Mr. Greene, 59, has served as a director since May 2014. He is engaged in active service on public as well as private corporate boards. Mr. Greene currently serves as a director of Ambac Financial Group, Inc., a publicly held provider of financial guarantees and other financial services, Modular Space Corporation, a privately held provider of office trailers, portable storage units and modular buildings and FC Pioneer Holdings, a privately held provider of health care services. Mr. Greene served as a Managing Partner and head of U.S. Private Equity with Brookfield Asset Management, a global asset management firm, from 2005 through 2014. Prior to Brookfield Asset Management, Mr. Greene was a Managing Director and co-head of Carlyle Strategic Partners at The Carlyle Group from 2003 to 2005. Previous board service includes Overseas Shipholding Group, Inc., a public company engaged in transporting crude oil, refined products, and liquid natural gas; Civeo Corporation, a provider of remote workforce accommodations to the oil and gas and mining industries; CWC Energy Sources Corp., a provider of contract drilling and well services to oil and gas companies in Western Canada; Longview Fibre Paper & Packaging, a manufacturer of specialty paper and packaging products; and the Tourette Syndrome Association. Mr. Greene is a volunteer firefighter and President of the Armonk Independent Fire Company in Armonk, New York. Mr. Greene brings to the Board of Directors over 35 years of experience leading private equity, corporate finance, restructuring and advisory transactions and experience serving on public and private boards, which we believe qualifies Mr. Greene to serve as a member of our Board of Directors.

Class I Director Nominees

Major General (Ret.) Barbara J. Faulkenberry. General Faulkenberry, 58, has served as a director since January 2016. General Faulkenberry has chaired the Technology Committee since it was formed in May 2016, and also serves on the Nominating & Corporate Governance Committee. Prior to her retirement from the military in 2014, General Faulkenberry served as the Vice Commander, 18th Air Force, Scott Air Force Base, IL, with direct oversight of 1,100 mobility aircraft and 37,000 people. Since then, General Faulkenberry has held positions as an advisor for Momentum Aerospace Group, a Trustee for the Air Force Academy’s Falcon Foundation and a board member of the International Women’s Forum Leadership Foundation. She is a National Association of Corporate Directors (“NACD”) Board Leadership Fellow and participated in the NACD Cyber Summit, both of which contribute to best practices in corporate governance and cyber security. General Faulkenberry brings to the Company senior leadership experience in the areas of logistics, operations, strategic planning, risk management, cyber defense, international negotiations, governmental affairs, information technology and leadership development, which we believe qualifies her to serve as a member of our Board of Directors.

M. Susan Chambers. Mrs. Chambers, 60, has served as a director since March 2016. Ms. Chambers has chaired the Executive Compensation Committee since November 2016. Ms. Chambers currently serves as a director for publicly traded Ecoark Holdings, Inc., a company that works to modernize the post-harvest fresh food supply chain for a wide range of organizations including growers, distributors and retailers. Since July 2015, Mrs. Chambers has served as principal of Chambers Consulting LLC. Mrs. Chambers served as the Chief Human Resource Officer for Walmart Inc. from 2006 to her retirement in July 2015. Prior to 2006, Mrs. Chambers served in various positions at Walmart Inc. since 1999, including Vice President of Application Development – Merchandising and Supply Chain Systems and Senior Vice President of Risk Management, Retirement and Benefits. Mrs. Chambers previously served as a director of a private banking institution. We believe that Mrs. Chambers’ extensive experience in human resource, supply chain and risk management qualifies her to serve on our Board of Directors.

There is no family relationship between any director or executive officer and any other director or executive officer of the Company. None of the corporations or organizations referenced in the director biographies above is a parent, subsidiary or other affiliate of the Company unless otherwise noted. Except as otherwise noted for Messrs. Enzor and Glaser, there are no arrangements or understandings between any of the director nominees and any other person pursuant to which any of the director nominees was selected as a nominee.

CORPORATE GOVERNANCE

The Board of Directors and its Committees

What We Do
✓	Proxy access
✓	Majority vote policy for uncontested elections
✓	Independent Chairman of the Board
✓	Audit Committee, Executive Compensation Committee, Nominating and Corporate Governance Committee, and Technology Committee comprised of solely independent directors
✓	More than two-thirds of the Board comprised of independent directors
✓	Director Overboarding Policy
✓	Three audit committee members qualify as financial experts
✓	Regular executive sessions of independent directors
✓	Stock ownership guidelines for directors
✓	Stock ownership guidelines for named executive officers
✓	Anti-hedging and anti-pledging guidelines for senior executive officers and directors
✓	No related party transactions
✓	Board Retirement Policy
✓	Change in Principal Occupation Policy for non-employee directors
✓	At least 75% director attendance at all Board and Committee meetings
✓	Annual enterprise risk assessment

Board of Directors

Meetings

In 2017, the Board of Directors held sixteen meetings, and met in executive session at least quarterly. During 2017, the Board had a standing Executive Committee, Executive Compensation Committee, Audit Committee and Nominating and Corporate Governance Committee. The Board also formed a Technology Committee during 2017 to address matters relating to information technology. Each current member of the Board attended at least 75% of the aggregate of all meetings of the Board and of all committees on which he or she served. We encourage the members of our Board of Directors to attend our Annual Meetings. All of our then-current directors attended the 2017 annual meeting.

Director Independence

In determining the independence of its directors, the Board relies on the standards set forth in U.S. Securities and Exchange Commission (“SEC”) regulations and The NASDAQ Stock Market’s Listing Standards, including NASDAQ Rule 5605(a)(2). To be considered independent under such standard, an outside director may not have a direct or indirect material relationship with us. A material relationship is one which impairs or inhibits, or has the potential to impair or inhibit, a director’s exercise of critical and disinterested judgment on behalf of us and our stockholders. In determining whether a material relationship exists, the Board considers, among other things, whether a director is a current or former employee of ours. Annually, our counsel reviews the Board’s approach to determining director independence and recommends changes as appropriate.

Consistent with these considerations, the Board has determined that, during 2017, all of our directors, with the exception of our President and CEO, Mr. James D. Reed, and Mr. Thomas M. Glaser, who served as our President and CEO during January 2016 were independent directors.

Risk Oversight

Our Board of Directors oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term operational performance and enhance stockholder value. A fundamental part of risk management is not only understanding the risks we face and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for us. The involvement of the full Board of Directors in evaluating our business strategy is a key part of its assessment of management’s appetite for risk and also a determining factor of what constitutes an appropriate level of risk for us. The full Board of Directors participates in this annual assessment as we believe that risk oversight is most effective when the full knowledge, experience and skills of all directors are brought to bear on the complex subject of risk management.

In this process, risk is assessed throughout the business, focusing on the following primary areas of risk: financial risk, legal and compliance risk, technology, safety and security risk and operational and strategic risk. Within these primary areas of risk, our Board of Directors, with the input of management, has identified specific areas of risk that are pertinent to our business. Our Board of Directors receives reports and has discussions with management with respect to such areas. The Board of Directors makes assignments to certain members of management to provide reports and to answer to the Board of Directors with respect to such areas. Furthermore, our Board of Directors engages in discussions at the Board level and with management in an attempt to identify currently unknown risks.

While the full Board of Directors has the ultimate oversight responsibility for the risk management process, various committees of the Board also have responsibility for risk management. For example, the Audit Committee reviews internal controls over financial reporting and, in connection therewith, receives a risk assessment report from our internal auditors. Additionally, in setting compensation, the Executive Compensation Committee strives to create incentives that encourage a level of risk-taking behavior consistent with our overall business strategy. The Technology Committee oversees management’s cyber security practices, as well as information technology and cyber risk. Finally, the Nominating and Corporate Governance Committee oversees enterprise risk. The Board’s role in risk oversight has not affected the leadership structure of our Board of Directors.

Board Leadership Structure

We separate the roles of CEO and Chairman of the Board in recognition of the differences between the two roles. The CEO is responsible for the execution of our strategic direction and our day-to-day leadership and performance, while the Chairman of the Board provides guidance to the CEO, participates in setting the agenda for Board meetings and presides over meetings of the Board. The Chairman is also an independent director. Under our bylaws, we have provided for a formal office of CEO and established certain duties of the CEO that were previously reserved to the President and Chairman of the Board.

We have no current plans to separate the CEO and President roles, and our bylaws recite that the CEO shall be the President unless a separate CEO and President shall be appointed.

Committees of the Board of Directors

Executive Compensation Committee

The purpose of the Executive Compensation Committee is to oversee matters pertaining to compensation of our executive officers. The Executive Compensation Committee is also responsible for administering the grants of equity and other awards to executive officers and other employees under the USA Truck, Inc. 2014 Omnibus Incentive Plan, as amended (the “Incentive Plan”). Our Executive Compensation Committee’s process for making executive compensation decisions is explained in more detail in “Executive Compensation – Compensation Discussion and Analysis – Procedures for Determining Compensation.”

The charter for the Executive Compensation Committee sets forth the purpose and responsibilities of the Executive Compensation Committee in greater detail. The Executive Compensation Committee reviews and reassesses the adequacy of its charter on an annual basis and recommends changes to the Board when appropriate. A copy of the Executive Compensation Committee’s charter, as of February 28, 2018, is available at our website, http://www.usa-truck.com, under the “Corporate Governance” tab of the “Investor Relations” menu.

The Executive Compensation Committee met sixteen times during 2017. The Executive Compensation Committee is comprised of M. Susan Chambers (Chairwoman), Robert A. Peiser, Alexander D. Greene and Gary R. Enzor, each of whom is an independent director. In determining the independence of our Executive Compensation Committee members, the Board considered several relevant factors, including, but not limited to, each director’s source of compensation and affiliations. Specifically, each member of the Executive Compensation Committee (i) is independent under The NASDAQ Stock Market’s Listing Standards, including NASDAQ Rules 5605(a)(2) and 5605(d)(2)(A), (ii) meets the criteria set forth in Rule 10C-1(b)(1) under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), (iii) is an “outside director” as defined in Section 162(m) of the Internal Revenue Code, as amended (the “Code”), and U.S. Treasury Regulation Section 1.162-27; (iv) did not directly or indirectly accept any consulting, advisory or other compensation fee from the Company, and (v) as determined by our Board, is not affiliated with the Company, any Company subsidiary or any affiliate of a Company subsidiary, and does not have any other relationship or accept any compensation from the Company, which would impair each respective member’s judgment as a member of the Executive Compensation Committee.

During 2013, the Executive Compensation Committee selected an independent compensation consultant, Compensation Strategies, Inc. (“CSI”). CSI has provided analysis and recommendations that inform the Executive Compensation Committee’s decisions with respect to executive and director compensation for 2017 and 2018, including evaluating market pay data, providing analysis and input on program structure and providing updates on market trends and the regulatory environment as it relates to executive compensation. Pursuant to SEC rules and The NASDAQ Stock Market’s Listing Standards, the Executive Compensation Committee has assessed the independence of CSI, and concluded that no conflict of interest exists that would prevent CSI from independently advising the Executive Compensation Committee. In connection with this assessment, the Executive Compensation Committee considered, among others, the following factors: (i) the provision of other services to us by CSI, (ii) the amount of fees we paid to CSI as a percentage of CSI’s total revenue, (iii) CSI’s policies and procedures that are designed to prevent conflicts of interest, (iv) the absence of any business or personal relationship of CSI or the individual compensation advisors employed by CSI with any of our executive officers, (v) the absence of any business or personal relationship of the individual compensation advisors with any member of the Executive Compensation Committee, and (vi) the absence of any of our stock owned by CSI or the individual compensation advisors employed by CSI. CSI does not perform other services for us, and will not do so without the prior consent of the Executive Compensation Committee. The Executive Compensation Committee has the sole authority to approve the terms of CSI’s engagement. CSI’s role in establishing the compensation of our Named Executive Officers, to the extent material, is addressed under “Executive Compensation – Compensation Discussion and Analysis.”

In performing its duties, the Executive Compensation Committee, as required by the applicable rules and regulations promulgated by the SEC, issues a report recommending to the Board that our Compensation Discussion and Analysis be included in this Proxy Statement. The Report of the Executive Compensation Committee for 2017 follows.

The Report of the Executive Compensation Committee shall not be deemed to be “soliciting material” or to otherwise be considered “filed” with the SEC, nor shall this report be subject to Regulation 14A or Regulation 14C (other than as indicated) or to the liabilities set forth in Section 18 of the Exchange Act. This Report of the Executive Compensation Committee also shall not be deemed to be incorporated by reference into any prior or subsequent filing with the SEC made by us under the Securities Act or the Exchange Act, notwithstanding any general statement contained in any such filings incorporated into this Proxy Statement by reference, except to the extent we incorporate such report by specific reference or treat it as soliciting material.

Report of the Executive Compensation Committee

The Executive Compensation Committee of the Board of Directors of USA Truck, Inc. has reviewed and discussed with management the Compensation Discussion and Analysis (as required by Item 402(b) of Regulation S-K of the SEC) contained in this Proxy Statement for the Annual Meeting to be held on May 16, 2018.

Based on that review and discussion, the Executive Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2017.

Executive Compensation Committee:
M. Susan Chambers (Chairwoman)
Robert A. Peiser
Alexander D. Greene
Gary R. Enzor

Executive Compensation Committee Interlocks and Insider Participation

The Executive Compensation Committee is comprised of M. Susan Chambers (Chairwoman), Robert A. Peiser, Alexander D. Greene and Gary R. Enzor. All of the members who served on the Executive Compensation Committee during 2017 were independent as defined by defined by Rule 5605(a)(2) of The NASDAQ Stock Market’s Listing Standards.

No member of the Executive Compensation Committee was an officer or employee of the Company at any time during 2017 or as of the date of this Proxy Statement, nor is any member of the Executive Compensation Committee a former officer of the Company. In 2017, no member of the Executive Compensation Committee had any relationship or transaction with the Company that would require disclosure as a “related person transaction” under Item 404 of Regulation S-K in this Proxy Statement under the section entitled “Certain Transactions.”

No director serving on the Executive Compensation Committee was, at any time during or before 2017, an officer or employee of the Company or any of its subsidiaries. In addition, during 2017, none of our executive officers served as a member of the board of directors or compensation committee (or other board committees performing equivalent functions) of another entity, one of whose executive officers served on our Executive Compensation Committee or otherwise served on our Board.

See “Certain Transactions,” which describes the absence of any transactions between us and our other directors, executive officers or their affiliates, and “Executive Compensation – Director Compensation” for a description of compensation of the members of the Executive Compensation Committee.

Audit Committee

The Audit Committee has primary responsibility for assisting and directing the Board in fulfilling its oversight responsibilities with respect to our auditing, accounting and financial reporting processes. The Audit Committee’s primary responsibilities include:

●	monitoring our financial reporting processes and systems of internal controls over financial reporting;

●	monitoring the independence and performance of our independent registered public accounting firm, and managing the relationship between us and our independent registered public accounting firm; and

●	providing an avenue of communication among the Board, the independent registered public accounting firm and our management.

The Audit Committee has exclusive power to engage, terminate and set the compensation of our independent registered public accounting firm. The Audit Committee also evaluates and makes recommendations to the full Board with respect to all related-party transactions and other transactions representing actual or potential conflicts of interest, and reviews all such transactions at least annually. The Board has adopted a written charter for the Audit Committee, which sets forth the purpose and responsibilities of the Audit Committee in greater detail. A copy of the Audit Committee’s charter, as of February 28, 2018, is available at our website, http://www.usa-truck.com, under the “Corporate Governance” tab of the “Investor Relations” menu.

The Audit Committee met seven times during 2017. The Audit Committee is comprised of Robert E. Creager (Chairman), Alexander D. Greene and Robert A. Peiser. The Board has determined that each of Robert E. Creager, Alexander D. Greene and Robert A. Peiser qualifies as an audit committee financial expert, as defined in Item 407(d)(5)(ii) of Regulation S-K, and meets the independence and financial sophistication requirements set forth in Rule 5605(c)(2)(A) of The NASDAQ Stock Market’s Listing Standards, and has designated Robert E. Creager as its audit committee financial expert.

All of the members who served on the Audit Committee during 2017 were independent as defined by Rule 5605(a)(2) of The NASDAQ Stock Market’s Listing Standards and meet the independence and other requirements set forth for audit committee members in Rule 5605(c)(2)(A) of those Listing Standards. See “Report of the Audit Committee.”

In performing its duties, the Audit Committee, as required by applicable rules of the SEC, issues a report recommending to the Board of Directors that our audited financial statements be included in our annual report on Form 10-K, and determines certain other matters, including the independence of our independent registered public accounting firm. The Audit Committee Report for 2017 is set forth below.

The Audit Committee Report shall not be deemed to be “soliciting material” or to otherwise be considered “filed” with the SEC, nor shall this report be subject to Regulation 14A or Regulation 14C (other than as indicated) or to the liabilities set forth in Section 18 of the Exchange Act. This Audit Committee Report also shall not be deemed to be incorporated by reference into any prior or subsequent filing with the SEC made by us under the Securities Act or the Exchange Act, notwithstanding any general statement contained in any such filings incorporating this Proxy Statement by reference, except to the extent we incorporate such report by specific reference or treat it as soliciting material.

Report of the Audit Committee

The primary purpose of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities relating to the quality and integrity of the Company’s financial reports and financial reporting processes and systems of internal controls over financial reporting. The Audit Committee does not prepare financial statements or perform audits, and its members are not auditors or certifiers of the Company’s financial statements. Rather, the Company’s management has primary responsibility for the Company’s financial statements and the overall reporting process, including maintenance of the Company’s system of internal controls. The Audit Committee is responsible for the appointment, evaluation, compensation, retention and oversight of the work of the Company’s independent registered accounting firm, Grant Thornton LLP (“Grant Thornton”). Grant Thornton is responsible for conducting an independent audit of the Company’s financial statements and the Company’s internal controls over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”) and issuing reports thereon.

The Audit Committee recognizes the importance of maintaining the independence of the Company’s independent registered public accounting firm, both in fact and appearance. The Audit Committee evaluates the qualifications, performance, and independence of the Company’s independent registered public accounting firm and determines whether to re-engage the current firm. In doing so, the Audit Committee considers the quality and efficiency of the services provided, the auditor’s capabilities, including their technical expertise and knowledge of the Company’s operations and industry. Based on this evaluation, the Audit Committee has retained Grant Thornton LLP as the Company’s independent registered public accounting firm for 2018. Grant Thornton LLP has been the Company’s independent registered public accounting firm since 2006.

The Audit Committee believes that, due to Grant Thornton LLP’s knowledge of the Company and the industry in which it operates, it is in the best interest of the Company and its shareholders to continue retention of Grant Thornton LLP to serve as the Company’s independent registered public accounting firm. Although the Audit Committee has the sole authority to appoint the Company’s independent registered public accounting firm, the Audit Committee recommended that the Board ask the shareholders to ratify the appointment of Grant Thornton LLP for 2018.

In performing its duties, the Audit Committee has reviewed and discussed with management and the Company’s registered independent public accounting firm the Company’s financial statements, management’s assessment of internal controls over financial reporting, and the effectiveness of internal controls over financial reporting and, in issuing this report, has relied upon the responses and information provided to the Audit Committee by management and such accounting firm. For the fiscal year ended December 31, 2017, the Audit Committee (i) reviewed and discussed the audited financial statements, management’s assessment of internal controls over financial reporting, and the effectiveness of internal controls over financial reporting with management and Grant Thornton; (ii) discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees issued by the PCAOB; (iii) received and reviewed the written disclosures and the letter from Grant Thornton required by applicable requirements of the PCAOB regarding Grant Thornton’s communications with the Audit Committee concerning independence; and (iv)  discussed with Grant Thornton its independence. The Audit Committee also met in periodic executive sessions with representatives of Grant Thornton, management, and the Company’s internal audit personnel during 2017.

Based on the foregoing reviews and meetings, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements and management’s assessment of the effectiveness of internal control over financial reporting, be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2017, for filing with the SEC.

Audit Committee:
Robert E. Creager (Chairman)
Alexander D. Greene
Robert A. Peiser

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for (i) recommending to the full Board corporate governance guidelines applicable to us, (ii) leading the Board in its annual review of the Board’s performance, (iii) identifying individuals qualified to become Board members consistent with criteria approved by the Nominating and Corporate Governance Committee of the Board, (iv) overseeing enterprise risk and (v) performing such other functions as are customarily performed by nominating and corporate governance committees. The members of the Nominating and Corporate Governance Committee are Gary R. Enzor (Chairman), Robert E. Creager, Barbara J. Faulkenberry and M. Susan Chambers. All of the directors who served on the Nominating and Corporate Governance Committee during 2017 were independent as defined by Rule 5605(a)(2) of The NASDAQ Stock Market’s Listing Standards. The Board has adopted a written charter for the Nominating and Corporate Governance Committee, which sets forth the purpose and responsibilities of the Nominating and Corporate Governance Committee in greater detail. The Nominating and Corporate Governance Committee reviews and reassesses the adequacy of its charter on an annual basis and recommends changes to the Board when appropriate. A copy of the Nominating and Corporate Governance Committee’s charter, as of February 28, 2018, is available at our website, http://www.usa-truck.com, under the “Corporate Governance” tab of the “Investor Relations” menu.

The Nominating and Corporate Governance Committee met six times during 2017. In order to be considered a director nominee, a person’s (including an incumbent director’s) nomination must be approved by both a majority vote of the Nominating and Corporate Governance Committee and the vote of a majority of all directors.

Whenever a determination has been made that it is necessary to nominate one or more persons, in addition to incumbent directors, the Nominating and Corporate Governance Committee will have primary authority for identifying persons who meet our required qualifications and who otherwise have the experience and abilities necessary to serve as effective members of the Board. The Nominating and Corporate Governance Committee may delegate this identification function to one or more of its members. In performing this function, the Nominating and Corporate Governance Committee may rely on such resources as it deems appropriate, including, without limitation, recommendations from our management, from our incumbent directors, from third parties or from stockholders. In addition, the Nominating and Corporate Governance Committee may, at our expense, engage the services of professional search firms or other consultants or advisers and may pay them such fees as the Nominating and Corporate Governance Committee shall determine to be reasonable and appropriate.

Each nominee should be committed to our basic beliefs as set forth in our Code of Business Conduct and Ethics and shall be an individual of integrity, intelligence and strength of character. In addition, each nominee should have, among other attributes:

●	a reputation both personal and professional, consistent with our image and reputation;

●	relevant expertise and experience, including educational or professional backgrounds and should be able to offer advice and guidance to our management based on that expertise and experience;

●	a working knowledge of corporate governance issues and the changing role of boards;

●	demonstrated management and/or business skills or experience that will contribute substantially to the management of the Company;

●	a general understanding of marketing, finance and other disciplines relevant to the success of a publicly traded company in today’s business environment; and

●	an understanding of our business and the general trucking or transportation industry, or the willingness and ability to develop such an understanding.

Finally, in identifying and selecting persons for consideration as nominees, the Nominating and Corporate Governance Committee will consider the rules and regulations of the SEC and The NASDAQ Stock Market Listing Standards (or such other stock exchange or stock market on which our securities may be listed or traded from time to time) regarding the composition of the Board and the qualifications of its members.

The Nominating and Corporate Governance Committee may take such actions as it deems appropriate to evaluate whether each person who has been recommended or proposed for approval as a nominee meets the qualifications, as described above, and set forth in the Nominating and Corporate Governance Committee charter, and otherwise has the experience and abilities necessary to be an effective member of the Board. These procedures may include at least one personal interview of the candidate by the Nominating and Corporate Governance Committee, discussions with qualified representatives of companies or firms by which the candidate is or has previously been employed or on whose boards of directors the candidate is serving or has previously served, or with such other persons as the Nominating and Corporate Governance Committee deems appropriate to rely upon as references for the candidate, and completion of a questionnaire regarding the candidate’s prior employment and service on boards of directors, criminal convictions or sanctions and other matters deemed appropriate by the Nominating and Corporate Governance Committee.

As set forth in detail in the Nominating and Corporate Governance Committee charter, it is generally the policy of the Nominating and Corporate Governance Committee to consider stockholder recommendations of proposed director nominees other than through our proxy access nomination procedures if such recommendations are timely received and otherwise comply with the requirements set forth in our bylaws and applicable SEC rules. The Nominating and Corporate Governance Committee will evaluate any stockholder recommendations pursuant to the same procedures that it follows in connection with consideration of recommendations received from any other source. Stockholders must submit such recommendations in the manner and by the dates specified for stockholder nominations in our bylaws. To be timely under our bylaws, recommendations must be received in writing at our principal executive offices, 3200 Industrial Park Road, Van Buren, Arkansas 72956, not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding Annual Meeting. For the 2019 Annual Meeting, stockholder recommendations must be received by us no earlier than January 16, 2019 and no later than February 15, 2019. In addition, pursuant to our bylaws, any recommendation of a director submitted by a stockholder must include the following information:

●	the proposed nominee’s name, age, business address and residence address;

●	the proposed nominee’s principal occupation or employment;

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the class and number of shares of our stock owned beneficially or of record by the proposed nominee and his or her affiliates and additional information concerning nature of ownership and any risk mitigation arrangements;

●	such other information as is required to be disclosed in solicitations of proxies with respect to nominees for election as directors pursuant to Regulation 14A under the Exchange Act;

●	the nominating stockholder’s (and any beneficial holder’s) name and record address;

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the class and number of shares of our stock owned beneficially or of record by the nominating stockholder and his, her or its affiliates, and any beneficial owner and additional information concerning nature of ownership and any risk mitigation arrangements;

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a description of any agreements, arrangements or understandings between the nominating stockholder and the nominee pursuant to which the nomination is being made, and any material interest of the nominating stockholder in the nomination;

●	a representation that the nominating stockholder intends to appear in person or by proxy at the annual meeting to nominate the nominee; and

●	any other information required by Regulation 14A.

Technology Committee

The Technology Committee is responsible for assisting with the identification and implementation of new technology in our Trucking and USAT Logistics divisions, as well as overseeing our technology and cyber opportunities and risks. The Technology Committee’s responsibilities also include reviewing technology planning, strategy, trends, priorities and disaster preparedness, as well as overseeing our cybersecurity program and effective protection of our intellectual property.

The Board has adopted a written charter for the Technology Committee, which sets forth the purpose and responsibilities of the Technology Committee in greater detail. A copy of the Technology committee’s charter, as of February 28, 2018, is available at our website, http://usa-truck.com, under the “Corporate Governance” tab of the “Investor Relations” menu.

The Technology Committee met four times during 2017. The Technology Committee is comprised of Barbara J. Faulkenberry (Chairwoman), M. Susan Chambers and Thomas M. Glaser.

Executive Committee

During 2017, the Board had a standing Executive Committee comprised of our non-employee directors. The Executive Committee did not meet in 2017.

Criteria and Diversity

In considering whether to recommend any candidate for inclusion in the Board’s slate of recommended director nominees, including candidates recommended by stockholders, the Nominating and Corporate Governance Committee will apply criteria, including the candidate’s integrity, business acumen, age, experience, commitment, diligence, conflicts of interest and the ability to act in the interests of all stockholders. In addition, no non-employee director nominee should serve as a director of more than four public companies, including the Company, and no director nominee who is also the CEO of the Company should serve as a director of more than one public company, excluding the Company. Please see Exhibit A to the Nominating and Corporate Governance Committee charter for additional details regarding criteria for our director nominees.

The value of diversity on the Board will be considered by the Nominating and Corporate Governance Committee in the director identification and nomination process. The Nominating and Corporate Governance Committee seeks nominees with a broad diversity of experience, professions, skills, geographic representation and backgrounds. The Nominating and Corporate Governance Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. We believe that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities. We assess the effectiveness of our policies and practices on Board diversity in connection with assessing the effectiveness of our Board as a whole. Nominees are not discriminated against on the basis of race, religion, national origin, sexual orientation, disability or any other basis proscribed by law.

In order to be considered by the Board, any candidate proposed by one or more stockholders will be required to submit appropriate biographical and other information equivalent to that required of all other director candidates.

Additional Corporate Governance Policies

We are committed to having sound corporate governance principles, which are essential to maintaining our integrity in the marketplace. The Board has adopted additional guidelines for membership on the Board, including:

●	Retirement Policy: no person will be appointed or stand for election as a director after his or her seventy-fifth birthday, unless waived by a majority vote of the Board.

●

Majority Vote Policy: a director who is subject to an uncontested election at any stockholder meeting shall promptly tender his or her resignation for consideration by the Nominating and Corporate Governance Committee if such director receives a greater number of votes “withheld” from or voted “against” his or her election than are voted “for” such election, excluding abstentions.

●

Change in Principal Occupation Policy: a non-employee director must submit his or her resignation to the Nominating and Corporate Governance Committee if such director’s principal occupation or business association changes substantially during his or her tenure as a director, so that the Nominating and Corporate Governance Committee can consider the appropriateness of continued Board membership under the circumstances.

●

Outside Board Membership Policy: Board members must advise the Nominating and Corporate Governance Committee before accepting membership on other public boards of directors, any public audit committee or other significant committee assignment, and before establishing other significant relationships with businesses, institutions, governmental units or regulatory entities, particularly those that may result in significant time commitments, a change in the director’s relationship to the Company, or a conflict of interest.

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Director Overboarding: No non-employee director nominee should serve as a director of more than four public companies, including the Company, and no director nominee who is also the CEO of the Company should serve as a director of more than one public company, excluding the Company.

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Clawback Policy: In the event of a material financial restatement, with a three year look-back, or the imposition of a material financial penalty, we will require, to the fullest extent permitted by applicable law, that an employee who was subject to the reporting requirements of Section 16 of the Exchange Act forfeit or reimburse us for any incentive-based compensation (including cash- and equity-based incentive compensation) paid or granted to such employee at any time during the performance period relating to the applicable incentive-based compensation, in the sole and absolute discretion of the Board, as further provided in the Clawback Policy.

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Stock Ownership Policy: Our CEO, CFO and other named executive officers and non-employee directors are required to build certain stock ownership over time through equity grants, expressed as multiples of annual base salary or cash retainer for Board service, as applicable.

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Anti-Hedging and Pledging Policy: Hedging transactions in our Common Stock are prohibited (including, but not limited to, short-selling, options, puts and calls, as well as derivatives such as swaps, forwards and futures), and pledging our Common Stock as collateral for loans or purchasing our Common Stock on margin is also prohibited.

●

Proxy Access: Eligible stockholders with an ownership threshold of 3% who have held their shares for at least three years and who otherwise meet the requirements set forth in our bylaws may have their nominees, consisting of the greater of 25% or two nominees to our Board, included in our proxy materials; unlimited aggregation by stockholders to reach the 3% ownership threshold; and notice of nominations must be received not less than 120 days nor more than 150 days prior to the anniversary of the date the Company mailed its proxy for the immediately preceding annual meeting of stockholders.

The Board has also directed that the Nominating and Corporate Governance Committee be responsible for administering these guidelines and reporting to the Board no less than annually regarding compliance with these guidelines. Please see Exhibit B to the Nominating and Corporate Governance Committee charter for additional details regarding the foregoing guidelines.

Other Board and Corporate Governance Matters

We are committed to conducting our business in accordance with the highest ethical standards. As part of that commitment, the Board has adopted a Code of Business Conduct and Ethics (“Code of Ethics”) applicable to all directors, officers and employees, which sets forth the conduct and ethics expected of all our affiliates and employees, a copy of which is available at our website, http://www.usa-truck.com, under the “Corporate Governance” tab of the “Investor Relations” menu. In addition, any amendments to, or waivers of, any provision of the Code of Ethics that apply to our principal executive, financial and accounting officers or persons performing similar functions, will be posted at that same location on our website. The Nominating and Corporate Governance Committee is responsible for, in part, recommending to the full Board corporate governance guidelines applicable to us and leading the Board in its annual review of the Board’s performance.

We adopted a Policy Statement and Procedures for Reporting of Violations and Complaints (“Whistleblower Policy”), a copy of which is available at our website, http://www.usa-truck.com, under the “Corporate Governance” tab of the “Investor Relations” menu. The Whistleblower Policy is intended to create a workplace environment that encourages open and honest communication and to hold the Company and our personnel, including senior management, accountable for adhering to our ethical standards. The Whistleblower Policy establishes procedures for any person to report violations, by us or any of our personnel, of our Code of Ethics or any laws, rules or regulations without fear of retaliation. The Whistleblower Policy also contains special procedures for submission, by employees, of confidential, anonymous complaints involving our accounting practices and internal accounting controls.

We also adopted a Shareholder Communications with Directors Policy, which describes the manner in which stockholders can send communications to the Board and sets forth our policy regarding Board members’ attendance at Annual Meetings. This Policy is available at our website, http://www.usa-truck.com under the “Corporate Governance” tab of the “Investor Relations” menu.

EXECUTIVE OFFICERS

The names and other biographical data for our current executive officers (other than Mr. Reed) are set forth below. Biographical information for Mr. Reed is set forth under the heading “Continuing Directors – Class II Directors” above.

James A. Craig. Mr. Craig, 58, has served as our Executive Vice President – Chief Commercial Officer and President – USAT Logistics since January 2017. Prior to that, he served as our President – USAT Logistics since February 2016. Previously, Mr. Craig served as Chief Marketing Officer of BNSF Logistics, LLC, a global logistics service provider, from 2012 to 2016. From 1993 to 2011, Mr. Craig held a series of executive positions, including Senior Vice President, Corporate Sales and Marketing, for Yusen Logistics, a global logistics, freight, forwarding and supply chain service provider. Mr. Craig holds a Bachelor of Business Administration in Marketing from Western Washington University. Mr. Craig is retiring effective May 1, 2018.

Jason R. Bates. Mr. Bates, 40, has served as our Executive Vice President and Chief Financial Officer since May 2017. Prior to that, Mr. Bates served as Vice President of Finance, and Investor Relations Officer of Swift Transportation Company (“Swift”), a truckload transportation services provider, from December 2010 to April 2017. Mr. Bates joined Swift in 2003, and during his tenure, served in various financial leadership roles, including responsibility for financial planning and analysis, business and data analytics, strategic reporting, business intelligence, revenue and transactional services, treasury, and investor relations. Prior to his appointment as Vice President of Finance and Investor Relations Officer, he served as Swift’s Vice President and Assistant Treasurer. Mr. Bates completed his Bachelor of Science degree in business at Brigham Young University, and obtained his master’s degree in business administration from Arizona State University.

Johannes “Werner” P. Hugo. Mr. Hugo, 44, has served as Senior Vice President – Trucking Operations since May 2017. Mr. Hugo is responsible for overseeing and ensuring that we employ effective operational execution. Mr. Hugo previously served as Chief Operating Officer of 7 Hills Transport, Inc., a transportation and warehousing services provider, from October 2016 to May 2017. Prior to joining 7 Hills Transport, Mr. Hugo served in various capacities at CRST International, a transportation and logistics services provider, from December 2013 to January 2016, most recently serving as Vice President of Operations and Driver Retention. Mr. Hugo served as a consultant, Director of Operations, and Chief Operations Officer for Star Transport, Inc., a transportation services provider, from August 2012 to November 2013. In 2000, Mr. Hugo launched Rack-On Trucking, Inc., a transportation services provider that specialized in transporting manganese, chrome, and coal from mines to harbors, where Mr. Hugo served as President until February 2012. Mr. Hugo earned his Bachelor of Science degree in Retail Business Management in 1996 from Cape Peninsula University of Technology in Cape Town, South Africa.

Kimberly K. Littlejohn. Ms. Littlejohn, 59, has served as Vice President and Chief Technology Officer (“CTO”) since May of 2017. Ms. Littlejohn is responsible for providing communications, computing and security infrastructure that enables the Company’s internal business operations. Ms. Littlejohn previously served as director of information technology at Interstate Distributor Co. and director of Nippon Yusen Kaisha global operations application support. She has more than 30 years in the technology industry and 20 years in logistics. Ms. Littlejohn holds a Bachelor of Arts from the University of Washington.

All of our executive officers are appointed annually by the Board for such term as may be prescribed by the Board and until such person’s successor shall have been appointed and shall qualify, or until such person’s death, resignation, or removal in the manner provided under our bylaws. None of the corporations or organizations referenced in the executive biographies above is a parent, subsidiary, or other affiliate of the Company unless otherwise noted.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors, and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely upon a review of the copies of such forms and amendments thereto, we believe that none of our officers, directors, and greater than 10% beneficial owners failed to file on a timely basis the reports required by Section 16(a), with the exception of: (i) one inadvertent late report for Mr. Martin Tewari regarding the partial forfeiture of restricted stock as a result of failing to fully meet performance criteria and surrender of shares to the issuer to satisfy withholding obligations in connection with the same award, (ii) one inadvertent late report for Mr. Bates regarding his initial statement of beneficial ownership of securities, (iii) one inadvertent late report for Mr. Enzor regarding the purchase of stock, (iv) one inadvertent late report for General Faulkenberry regarding the purchase of stock, and (v) one inadvertent late report for Mr. Craig regarding the forfeiture of restricted stock as a result of failing to fully meet performance criteria.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

In this section, we explain to our stockholders how our executive compensation programs, policies and decisions are formulated, applied and operated with respect to our Named Executive Officers (as designated below). We also discuss and analyze our executive compensation programs, including each component of compensation awarded under the programs, and the corresponding compensation amounts for each Named Executive Officer.

This section should be read in conjunction with the sections entitled “Executive Compensation – Summary Compensation Table” (and related tabular and narrative discussions) and “Corporate Governance – The Board of Directors and its Committees – Committees of the Board of Directors – Executive Compensation Committee” contained in this Proxy Statement. As noted in that section, our Executive Compensation Committee, which is comprised only of directors who satisfy applicable SEC and NASDAQ independence requirements and the “outside director” requirements under Section 162(m) of the Code, oversees and administers our executive compensation policies and practices.

Key Features of Our Executive Compensation Program

We have adopted several stockholder-friendly practices with respect to our executive compensation. The following summary provides highlights of our 2017 executive compensation program:

What We Do
☐	Direct link between pay and performance that aligns business strategies with value creation;
☐	Appropriate balance between short- and long-term compensation discourages short-term risk taking at the expense of long-term results;
☐	Double-trigger change-in-control provisions;
☐	Clawback Policy to recoup incentive-based compensation;
☐	Stock Ownership and Anti-Hedging and Anti-Pledging Policy;
☐	No tax gross-ups on equity awards;
☐	No payment of dividends on unvested awards;
☐	One year minimum vesting periods;
☐	No excessive perquisites for executives; and
☐	Independent compensation consultant retained by the Executive Compensation Committee.

Overview

Our Executive Compensation Committee is responsible for decisions regarding the compensation of our Named Executive Officers, and for ensuring that those decisions are consistent with our compensation philosophy and objectives. Our compensation policies and practices relating to the compensation of the officers listed in the table below, who are sometimes collectively referred to as the “Named Executive Officers,” are explained in more detail below. For 2017, our Named Executive Officers were:

Named Executive Officer	Title
James D. Reed	President and Chief Executive Officer(1)
Jason R. Bates	Executive Vice President and Chief Financial Officer(2)
James A. Craig	Executive Vice President, Chief Commercial Officer and President – USAT Logistics(3)
Johannes “Werner” P. Hugo	Senior Vice President – Trucking Operations(4)
Kimberly K. Littlejohn	Vice President and Chief Technology Officer(5)
Former Executive Officers
John R. Rogers	Former President and Chief Executive Officer(6)
Joseph M. Kaiser	Former Vice President, Chief Accounting Officer and Principal Financial Officer(7)

(1)	In January 2017, Mr. Reed assumed the role of President and Chief Executive Officer.

(2)	In May 2017, Mr. Bates assumed the role of Executive Vice President and Chief Financial Officer.

(3)

In January 2017, Mr. Craig assumed the role of Executive Vice President and Chief Commercial Officer in addition to his role as President – USAT Logistics. Mr. Craig’s retirement will be effective May 1, 2018.

(4)	In May 2017, Mr. Hugo assumed the role of Senior Vice President – Trucking Operations.

(5)	In May 2017, Ms. Littlejohn assumed the role of Vice President and Chief Technology Officer.

(6)	Mr. Rogers held this position from January 2016 to January 2017.

(7)

Mr. Kaiser served as our Vice President and Chief Accounting Officer from February 2016 to April 2017 and Principal Financial Officer from August 2016 to November 2016 and from January 2017 to April 2017.

Philosophy and Objectives

Objective	How Achieved
Align compensation with our business objectives and the interests of our stockholders

A majority of performance-based cash and equity compensation is dependent upon achievement of corporate and individual goals

Caps on cash awards are built into our plan design

The equity compensation component, which recently has consisted of restricted stock with performance-based and time-based vesting requirements, is designed to align our management compensation with longer-term increases in stockholder value and expose the holder to the risk of downward stock prices and volatility

Balance short-term and long-term goals for performance-based compensation

Our clawback policy requires certain executive officers to forfeit or reimburse us for any performance-based compensation in the event of a material financial restatement or the imposition of material financial penalty

Encourage and reward high levels of performance

Balance the mix of fixed and performance-based compensation, with the performance-based compensation encouraging high levels of performance

The Executive Compensation Committee determined that weighting the Company goals in 2017 to 100% for  Messrs. Craig, Reed, and Bates and 80% to Mr. Hugo and Ms. Littlejohn, further incentivizes alignment with consolidated performance

Mitigate potential risk relating to short-term incentives

Balance the mix of fixed and performance-based compensation without overweighting annual cash incentives, which may encourage strategies and risks that may not correlate with our long-term best interests

Mitigate potential risks through caps on cash awards, which are built into our plan design

Recognize and reward the achievement of corporate and individual goals	A majority of performance-based cash and equity compensation is dependent upon achievement of corporate and individual goals, as described below
Attract and retain executive officers who contribute to our long-term success

We, with input from our independent compensation consultant, review publicly available data regarding all elements of compensation paid by truckload companies with similar size or operations to ensure we are competitive, as described below

Attract qualified candidates with cash signing incentives and encourage retention with time- and performance-based equity incentives

Emphasize equity-based compensation that is linked to achievement of specified performance goals, and which is also subject to multi-year vesting requirements to promote long-term ownership

Procedures for Determining Compensation

The Executive Compensation Committee is responsible for making and approving changes in the total compensation of our Named Executive Officers, including the mix of compensation elements. In making decisions regarding the compensation of our Named Executive Officers, the Executive Compensation Committee evaluates our performance as well as the performance of individual executive officers. The Executive Compensation Committee recognizes the need for our executive compensation structure to be competitive and to aid in the recruitment and retention of key executives. In addition, our executive compensation needs to reflect the continued focus of the new management team that is critical to the successful execution of our operating plans.

In making decisions regarding total compensation, the Executive Compensation Committee considers whether the total compensation is:

●	fair and reasonable to us and to our Named Executive Officer;

●	internally appropriate based upon our culture and the compensation of our other employees;

●	within a reasonable range of the compensation afforded by other opportunities; and

●	comparable to market with respect to base salary, target bonus, long-term incentive grant value and total compensation.

The Executive Compensation Committee also bases its decisions regarding compensation upon its assessment of each of our Named Executive Officer’s leadership, integrity, individual performance, years of experience, skill set, level of commitment and responsibility required in the position, contributions to our financial performance, creation of stockholder value, and current and past compensation. In determining the mix of compensation elements, the Executive Compensation Committee considers the effect of each element in relation to total compensation. The Executive Compensation Committee specifically considers whether each particular element provides an appropriate incentive and reward for performance that may enhance long-term stockholder value. In determining whether to increase or decrease an element of compensation, we rely upon the business experience of the members of the Executive Compensation Committee, the Executive Compensation Committee’s general understanding of compensation levels at public companies, the historical compensation levels of our Named Executive Officers and, with respect to Named Executive Officers other than the CEO, we consider the recommendations of the CEO. In determining compensation, the Executive Compensation Committee also considers the advice of the independent compensation consultant it engaged in 2013, CSI. The Executive Compensation Committee does not typically consider amounts that may be realized by our executive officers from prior compensation awards, such as appreciation in the value of stock previously acquired pursuant to restricted stock or other equity-based awards, when making decisions regarding current compensation.

The Executive Compensation Committee has the authority under its charter to engage the services of outside consultants for assistance. In addition to the considerations discussed above, the Executive Compensation Committee also considers the advice and recommendations of CSI, which has provided analysis and recommendations that inform the Executive Compensation Committee’s decisions, including the following services with respect to compensation decisions since CSI’s engagement:

●	attendance at meetings of the Executive Compensation Committee, as requested by the Executive Compensation Committee;

●	advice on market trends, regulatory issues and developments and how they may impact our executive and director compensation programs;

●	review of compensation strategy and executive and director compensation programs for alignment with our strategic business objectives;

●	advice on the design of executive and director compensation programs to ensure the linkage between pay and performance;

●	market data analyses;

●	advice to the Executive Compensation Committee and the Board on setting compensation for executive officers and directors; and

●	such other activities as requested by the Executive Compensation Committee.

Benchmarking Compensation

In 2017, the Executive Compensation Committee did not adopt a peer group or formally benchmark salary or total executive compensation against the executive compensation of any other particular company or competitive group of companies. Since its engagement in 2013, CSI has provided our Executive Compensation Committee its perspective on how our form and level of executive compensation compares to general market and truckload industry pay levels.

Elements

Our compensation program consists of two major elements, fixed and performance-based compensation. In 2017, total compensation for executive officers, including our Named Executive Officers, consisted of one or more of the following components:

●	base salary;

●	performance-based annual cash bonus;

●	equity incentive awards;

●	other compensation; and

●	employee benefits, which are generally available to all of our team members.

A discussion of each element follows.

Base Salary

We set base salaries to:

●	reward executives for ongoing performance;

●	attract, motivate, and retain highly qualified executives; and

●	provide our executive officers with stability that allows our executives to focus their attention and efforts on creating stockholder value and on our other business objectives.

In determining base salaries, we consider the quality and effectiveness of the executive’s leadership, scope of responsibilities, past performance and future potential of providing value to our stockholders, the executive’s current salary, qualifications, and experience, including, but not limited to, the executive’s industry knowledge and the executive’s length of service with us. The Executive Compensation Committee sets base salaries at a level that allows us to pay a significant portion of an executive’s total compensation in the form of performance-based compensation, including annual cash bonuses and short- and long-term equity incentives. We believe this mix of compensation helps us incentivize our executives to build stockholder value over the long-term. We consider adjustments to base salaries annually to reflect the foregoing factors. We do not apply a specific weighting to each of such factors, nor do we apply formal benchmarking to similarly situated executives of other comparable companies.

Performance-Based Compensation

Our Incentive Plan is a broad-based plan under which we grant cash and equity performance-based compensation. We use performance-based compensation to, among other things:

●	provide annual incentives to executive officers in a manner designed to reinforce our performance goals;

●	attract, motivate and retain qualified executive officers by providing them with long-term incentives; and

●	align our executive officers’ and our stockholders’ long-term interests by creating a strong, direct link between executive compensation and stockholder return.

Awards under the Incentive Plan may be paid in cash, shares of our Common Stock, a combination of cash and shares of our Common Stock, or in any other permissible form, as determined by our Executive Compensation Committee. All equity awards granted under the Incentive Plan are evidenced by an award notice that specifies the type of award granted, the number of shares of our Common Stock underlying the award, if applicable, and all terms governing the award. Payment of awards may include such terms, conditions, restrictions and limitations, if any, as the Executive Compensation Committee deems appropriate, including, in the case of awards paid in shares of our Common Stock, provisions regarding the forfeiture of such shares under certain circumstances, stock ownership and holding requirements, clawback provisions, and anti-hedging and anti-pledging provisions. The Incentive Plan authorizes the grant of stock options, stock appreciation rights, stock awards, restricted stock units, performance units, performance awards, and any other form of award established by the Executive Compensation Committee that is consistent with the Incentive Plan’s purpose, or any combination of the foregoing.

Performance-Based Annual Cash Bonus

We use performance-based annual cash bonuses to, among other things:

●	reward our executive officers for high levels of achievement;

●	incentivize our executive officers to increase stockholder value; and

●	emphasize our short-term corporate and, for certain participants, individual goals.

In March 2017, pursuant to the Incentive Plan, the Executive Compensation Committee approved a management bonus plan for our senior management, including Messrs. Reed, Craig, and Kaiser, with a performance period of January 1, 2017 through December 31, 2017 (the “March 2017 Management Bonus Plan”). In May 2017, pursuant to the Incentive Plan, the Executive Compensation Committee approved a management bonus plan for newly hired senior management, including Messrs. Bates and Hugo and Ms. Littlejohn, with a performance period of April 1, 2017 to December 31, 2017 (the “May 2017 Management Bonus Plan” and together with the March 2017 Management Bonus Plan, the “2017 Management Cash Bonus Plans”). The 2017 Management Bonus Plans were administered by the Executive Compensation Committee, which made all decisions regarding participants in and awards under the 2017 Management Bonus Plans. Under the 2017 Management Bonus Plans, and consistent with the objectives of the Incentive Plan, the participants in the 2017 Management Bonus Plans (including certain of our Named Executive Officers) were eligible to receive incremental cash bonuses upon achievement of certain levels of adjusted EBITDAR and adjusted free cash flow (collectively, the “2017 Company Goals”) and, for certain participants (including certain of our Named Executive Officers), certain individual goals. The Executive Compensation Committee selected the 2017 Company Goals to incentivize earnings improvement and free cash flow growth. Any cash incentives payable would be prorated for results falling between the minimum and target and between the target and maximum payment goals. For further details regarding bonuses awarded to our Named Executive Officers under the 2017 Management Bonus Plans, see “Executive Compensation – Compensation Discussion and Analysis – Compensation Paid to Our Named Executive Officers – 2017 Management Bonus Plans.”

Equity Compensation

We use equity compensation to, among other things:

●	reward our executive officers for achievement of our short-term and long-term corporate goals through performance-based equity awards;

●	incentivize building stockholder value over the long-term through performance-based equity awards; and

●	encourage retention with time-vested equity awards.

The Incentive Plan allows the Executive Compensation Committee to link compensation to performance over a period of time by using equity-based awards (which often value long-term prospects), requiring holding periods for equity grants, and granting awards that have multi-year performance and vesting schedules. Awards with multi-year performance and vesting schedules, such as restricted stock grants, provide balance to the other elements of our compensation program that otherwise link compensation to annual performance. Such awards create incentives for executive officers to increase stockholder value over an extended period of time because the value received from such awards is based on the growth of the stock price. The Incentive Plan prohibits awards from vesting in less than twelve months. Thus, we believe equity-based awards under our Incentive Plan are an effective means of aligning the interests of our executive officers with those of our stockholders.

In determining our long-term performance-based compensation, the Executive Compensation Committee evaluates which equity award vehicles achieve the desired balance between providing appropriate long-term performance-based compensation and creating long-term stockholder value. The Executive Compensation Committee considers several factors when determining long-term incentive awards to be granted to our executive officers, including:

●	how the achievement of certain performance goals will help us execute our operating plans, improve our financial and operating performance and add long-term value to our stockholders;

●	the executive officer’s position, scope of responsibility, ability to affect our financial and operating performance, ability to create stockholder value, and historic and recent performance;

●	the recommendations of CSI, our independent compensation consultant;

●	the impact of awards on executive retention;

●	awards granted to similarly situated executives; and

●	for executive officers other than our CEO, the recommendations of our CEO.

Please refer to “Executive Compensation – Summary Compensation Table” and “Executive Compensation – Grants of Plan-Based Awards Table” for further details regarding long-term incentives awarded to our Named Executive Officers.

In March 2017, pursuant to the Incentive Plan, the Executive Compensation Committee approved a short-term equity incentive plan for our senior management, including Messrs. Reed, Craig, and Kaiser, with a performance period of January 1, 2017 through December 31, 2017 (the “March 2017 STIP”). In May 2017, pursuant to the Incentive Plan, the Executive Compensation Committee approved a short-term equity incentive plan for newly hired senior management, including Messrs. Bates and Hugo and Ms. Littlejohn, with a performance period of April 1, 2017 to December 31, 2017 (the “May 2017 STIP” and together with the March 2017 STIP, the “2017 STIPs”). Awards under the 2017 STIPs had a time-based portion representing 20% of each grant (the “2017 STIP Time-Based Shares”) and a performance-based portion representing 80% of each grant (the “2017 STIP Performance-Based Shares”). The 2017 STIP Performance-Based Shares could be earned by achieving certain leverage ratio, adjusted EBITDAR, and adjusted operating ratio goals (collectively, the “2017 STIP Goals”). The STIP Performance-Based Shares earned for 2017 performance and the 2017 STIP Time-Based Shares would vest as follows: (i) one-fourth on the later of (a) the date the Executive Compensation Committee certified 2017 performance results (the “2017 STIP Determination Date”) or (b) the first anniversary of the grant date and (ii) one-fourth on each of January 31, 2019, January 31, 2020, and January 31, 2021. The Executive Compensation Committee reviewed the 2017 STIP Goals and our 2017 year-end results and, based upon such review, determined that none of the 2017 STIP Goals had been achieved at or above minimum. Accordingly, the 2017 STIP Performance-Based Shares were forfeited. For further details regarding the 2017 STIPs, see “Executive Compensation – Compensation Discussion and Analysis – Compensation Paid to Our Named Executive Officers – 2017 STIPs.”

In May 2017, pursuant to the Incentive Plan, the Executive Compensation Committee approved a long-term equity and cash incentive plan for senior management, including Messrs. Reed, Bates, Craig, and Hugo (the “2017 LTIP”). Awards under 2017 LTIP are subject to vesting upon achievement of certain levels of ROIC over the performance period of April 1, 2017 to December 31, 2019 and are 70% in the form of equity and 30% in the form of cash. The equity bonuses awarded in 2017 to our Named Executive Officers are disclosed in “Executive Compensation – Compensation Discussion and Analysis – Compensation Paid to Our Named Executive Officers – 2017 LTIP.”

Mix of Fixed and Performance-Based Compensation

The following chart shows target, realizable, and realized compensation for Mr. Reed for 2017 and depicts how our compensation design aligns pay with corporate performance.

The following chart shows target, realizable, and realized compensation for Messrs. Bates, Craig, and Hugo and Ms. Littlejohn for 2017 and depicts how our compensation design aligns pay with corporate performance.

Target, realizable and realized compensation in each chart above includes salary, bonus and all other compensation as disclosed under the same headings in the Summary Compensation Table. Target compensation also includes:

●	the value of performance-based stock awards granted during 2017 at target (using the closing price on the grant date);

●	the value of time-based stock awards granted during 2017 (using the closing price on the grant date); and

●	performance-based cash incentive awards at target.

Realizable compensation also includes:

●

for performance-based stock awards granted during 2017 with a performance period ending during 2017, including the performance-based portion of the 2017 STIP, the value of such stock awards less shares forfeited due to failure to meet performance criteria for 2017 (using the closing price on December 29, 2017, the last trading day of the fiscal year);

●

for performance-based stock awards granted during 2017 with a performance period ending after 2017, including the 2017 LTIP, the value of such stock awards at target (using the closing price on December 29, 2017, the last trading day of the fiscal year);

●	the value of time-based stock awards granted during 2017 (using the closing price on December 29, 2017, the last trading day of the fiscal year); and

●	performance-based cash incentive awards earned under the 2017 Management Bonus Plan.

Realized compensation also includes:

●	the value of performance-based stock awards vesting during 2017 (using the closing price on the vesting date);

●	the value of time-based stock awards vesting during 2017 (using the closing price on the vesting date); and

●	performance-based cash incentive awards earned under the 2017 Management Bonus Plan.

Other Elements of Compensation

Employee Benefits

Our executive officers are eligible to participate in all of our employee benefit plans, such as our 401(k) plan, employee stock purchase plan and medical and dental plans, in each case, on the same basis as other employees. In addition, we also provide to our executive officers, including our Named Executive Officers, premium payments on life insurance policies, under which we are not the beneficiary.

Non-Qualified Deferred Compensation

We do not offer, and our Named Executive Officers did not participate in, any non-qualified deferred compensation programs during the year ended December 31, 2017.

Pension Benefits

We do not offer, and our Named Executive Officers did not participate in, any pension plan during the year ended December 31, 2017.

Compensation Paid to Our Named Executive Officers

President and Chief Executive Officer Compensation Structure

Mr. Reed

Mr. Reed served as our Executive Vice President and Chief Financial Officer from November 2016 until January 2017. On January 29, 2017, Mr. Reed was appointed as our President and Chief Executive Officer. In connection with his appointment as our President and Chief Executive Officer, the Executive Compensation Committee approved an increase in his annualized base salary from $300,000 to $400,000. Mr. Reed was also eligible for the following compensation:

●	participation in the March 2017 Management Bonus Plan, a more detailed description of which is provided below under the heading “2017 Management Bonus Plans”;

●	participation in the March 2017 STIP, a more detailed description of which is provided below under the heading “2017 STIPs”;

●	participation in the 2017 LTIP, a more detailed description of which is provided below under the heading “2017 LTIP”; and

●

relocation expenses of $38,747, related to Mr. Reed’s relocation in 2016, but paid by the Company in 2017, including customary realtor commission upon the purchase Mr. Reed’s home (which includes $13,271 in tax gross-ups).

Compensation of Our Other Named Executive Officers

Mr. Bates

In connection with his appointment as our Executive Vice President and Chief Financial Officer on May 1, 2017 (the “Bates Start Date”), the Executive Compensation Committee approved 2017 compensation for Mr. Bates as follows:

●	annualized base salary of $300,000;

●

a cash signing bonus of $250,000, half of which was paid upon residency in the Fort Smith/Van Buren, Arkansas area, and half of which was paid on October 31, 2017 (the bonus is subject to prorated recoupment if Mr. Bates is terminated by the Company for cause or voluntarily terminates his employment before the second anniversary of the Bates Start Date);

●	a bonus of $100,000, payable either in equity or cash, as determined by the Company, in each case subject to continuous employment with the Company as of each vesting date, calculated as follows:
○	if payable in cash, the bonus will be paid in two equal annual installments on the first and second anniversaries of the Bates Start Date, based on the appreciated value of the Company’s Common Stock between the commencement date of employment and the payment date; and
○	if payable in equity, the bonus will be granted as restricted stock and will vest in two equal annual installments on the first and second anniversaries of the Bates Start Date;

●	participation in the May 2017 Management Bonus Plan, a more detailed description of which is provided below under the heading “2017 Management Bonus Plans”;

●	participation in the May 2017 STIP, a more detailed description of which is provided below under the heading “2017 STIPs”;

●	participation in the 2017 LTIP, a more detailed description of which is provided below under the heading “2017 LTIP”;

●	relocation expenses of $265,871, including customary realtor commission upon both the purchase and sale of Mr. Bates’ homes (which includes $89,962 in tax gross-ups); and

●	reimbursement of COBRA continuation payments for the transition period from coverage under his former employer’s medical plans and joining our medical plans (which totaled $5,613).

Mr. Craig

Mr. Craig has served as our President – USAT Logistics since February 2016. On January 29, 2017, Mr. Craig was appointed as our Executive Vice President and Chief Commercial Officer, in addition to his role as our President – USAT Logistics. In connection with his appointment as our Executive Vice President and Chief Commercial Officer, the Executive Compensation Committee approved the following:

●	an increase in his annualized base salary from $300,000 to $350,000; and

●	a retention bonus equal to $150,000, payable as follows:
○	$50,000 in cash;
○	a grant of restricted shares equal to $50,000, or 5,488 shares, vesting on July 30, 2018, subject to continued employment and certain other forfeiture and acceleration provisions (the “Craig Time-Vested Shares”); and
○	a grant of restricted shares equal to $50,000, or 5,488 shares, with vesting following June 2018 conditioned on the USAT Logistics’ annualized monthly revenue being equal to or greater than $200 million on or before June 2018, subject to continued employment and certain other forfeiture and acceleration provisions (the “Craig Performance-Based Shares”).

Mr. Craig was also eligible for the following compensation:

●	participation in the March 2017 Management Bonus Plan, a more detailed description of which is provided below under the heading “2017 Management Bonus Plans”;

●	participation in the March 2017 STIP, a more detailed description of which is provided below under the heading “2017 STIPs”; and

●	participation in the 2017 LTIP, a more detailed description of which is provided below under the heading “2017 LTIP.”

Mr. Craig’s retirement will be effective May 1, 2018. In connection with his retirement, the Company entered into a separation agreement with Mr. Craig. See “—Separation Agreements” for details regarding Mr. Craig’s separation agreement.

Mr. Hugo

In connection with his appointment as our Senior Vice President, Trucking Operations effective May 22, 2017 (the “Hugo Start Date”), the Executive Compensation Committee approved 2017 compensation for Mr. Hugo as follows:

●	annualized base salary of $250,000;

●

a cash signing bonus of $125,000, half of which was paid upon residency in the Fort Smith/Van Buren, Arkansas area, and half of which was paid on October 31, 2017 (the bonus is subject to prorated recoupment if Mr. Hugo is terminated by the Company for cause or voluntarily terminates his employment before the second anniversary of the Hugo Start Date);

●	participation in the May 2017 Management Bonus Plan, a more detailed description of which is provided below under the heading “2017 Management Bonus Plans”;

●	participation in the May 2017 STIP, a more detailed description of which is provided below under the heading “2017 STIPs”;

●	participation in the 2017 LTIP, a more detailed description of which is provided below under the heading “2017 LTIP”;

●	relocation expenses of $94,129, including customary realtor commission upon both the purchase and sale of Mr. Hugo’s homes (which includes $32,633 in tax gross-ups); and

●	reimbursement of COBRA continuation payments for the transition period from coverage under his former employer’s medical plans and joining our medical plans (which totaled $4,376).

Ms. Littlejohn

In connection with her appointment as our Vice President and Chief Technology Officer effective May 22, 2017 (the “Littlejohn Start Date”), the Executive Compensation Committee approved 2017 compensation for Ms. Littlejohn as follows:

●	annualized base salary of $225,000;

●

a cash signing bonus of $120,000, $95,000 of which was paid upon residency in the Fort Smith/Van Buren, Arkansas area, and $25,000 of which was paid on the Littlejohn Start Date (the bonus is subject to prorated recoupment if Ms. Littlejohn is terminated by the Company for any reason or voluntarily terminates her employment before the second anniversary of the Littlejohn Start Date);

●	participation in the May 2017 Management Bonus Plan, a more detailed description of which is provided below under the heading “2017 Management Bonus Plans”;

●	participation in the May 2017 STIP, a more detailed description of which is provided below under the heading “2017 STIPs”;

●	relocation expenses of $183,372, including customary realtor commission upon both the purchase and sale of Ms. Littlejohn’s homes (which includes $66, 472 in tax gross-ups); and

●	reimbursement of COBRA continuation payments for the transition period from coverage under her former employer’s medical plans and joining our medical plans (which totaled $3,444).

Mr. Rogers

Prior to his resignation effective January 28, 2017, as our President and CEO Mr. Rogers’ annualized base salary was $425,000. See “– Separation Agreements” for details regarding the severance benefits Mr. Rogers received upon his resignation.

Mr. Kaiser

Prior to his resignation effective April 8, 2017, as our Vice President and Chief Accounting Officer and Principal Financial Officer, Mr. Kaiser was eligible for the following compensation:

●	annualized base salary of $220,500;

●	in addition to his annualized base salary, Mr. Kaiser received $8,000 per month for each month he served as our PFO (which he did until his resignation);

●	participation in the March 2017 Management Bonus Plan, a more detailed description of which is provided below under the heading “2017 Management Bonus Plans”; and

●	participation in the March 2017 STIP, a more detailed description of which is provided below under the heading “2017 STIPs.”

Mr. Kaiser did not receive any severance benefits upon his resignation. Mr. Kaiser forfeited all unvested equity awards upon his resignation.

2017 Management Bonus Plans

Under the March 2017 Management Bonus Plan, Messrs. Reed, Craig, and Kaiser were eligible to receive incremental cash bonuses upon achievement of certain levels of the 2017 Company Goals, with a performance period from January 1, 2017 to December 31, 2017:

2017 Company Goals
Metrics	Minimum	Target	Maximum
Adjusted Free Cash Flow (000’s) (1)	$36,787	$45,984	$55,181
Adjusted EBITDAR (000’s) (2)	$43,684	$54,605	$65,525

(1)	Operating cash flow minus capital plus proceeds.
(2)	Earnings before interest, taxes, depreciation, amortization, and rent.

Under the May 2017 Management Bonus Plan, Messrs. Bates and Hugo and Ms. Littlejohn were eligible to receive incremental cash bonuses upon achievement of certain levels of the 2017 Company Goals with a performance period from April 1, 2017 to December 31, 2017:

2017 Company Goals
Metrics	Minimum	Target	Maximum
Adjusted Free Cash Flow (000’s) (1)	$27,858	$34,823	$43,529
Adjusted EBITDAR (000’s) (2)	$33,930	$42,412	$50,895

(1)	Operating cash flow minus capital plus proceeds.
(2)	Earnings before interest, taxes, depreciation, amortization, and rent.

The total cash bonus achievable (represented as a percentage of base salary) for our Named Executive Officers is set forth in the table below, 100% of the bonus opportunity is based on achievement of the 2017 Company Goals, except for Ms. Littlejohn and Mr. Kaiser for whom the bonus opportunity was 80% based on achievement of the 2017 Company Goals and 20% based on the achievement of individual goals.

	Potential Cash Payments (as a % of Base Salary)
	2017 Company Goals			Individual Goals
Named Executive Officer	Minimum(1)	Target	Maximum	Minimum(2)	Target	Maximum
Mr. Reed	8.0%	80.0%	120.0%	—	—	—
Messrs. Bates, Craig, and Hugo(3)	6.0%	60.0%	90.0%	—	—	—
Ms. Littlejohn and Mr. Kaiser(3)	2.4%	24.0%	36.0%	0.6%	6.0%	9.0%

(1)

The minimum percentage stated in this column reflects the aggregate percentage payable upon minimum achievement of both 2017 Company Goals. Messrs. Reed, Craig, Bates, Hugo, and Kaiser and Ms. Littlejohn could earn a bonus if one or more of the 2017 Company Goals were achieved at or above the minimum level, with each 2017 Company Goal being weighted equally (1/2 each). Accordingly, the minimum bonus achievable, expressed as a percentage of base salary, was 4.0% for Mr. Reed, 3.0% for Messrs. Bates, Craig and Hugo and 1.2% for Ms. Littlejohn and Mr. Kaiser.

(2)

The minimum percentage stated in this column reflects the aggregate percentage payable upon minimum achievement of each participant’s individual goals. Ms. Littlejohn had three individual goals, with each goal being weighted equally (1/3 each). Mr. Kaiser had two individual goals, with each goal being weighted equally (1/2 each). Accordingly, the minimum bonus achievable for individual goals, expressed as a percentage of base salary, was 0.2% for Ms. Littlejohn and 0.3% for Mr. Kaiser. Ms. Littlejohn’s individual goals related to information technology initiatives. Mr. Kaiser’s individual goals related to process improvements in our finance and accounting department.

(3)	The bonus opportunity for Messrs. Bates and Hugo and Ms. Littlejohn was prorated for the partial year of service between their respective start dates and December 31, 2017.

The Executive Compensation Committee also created specific parameters for awarding bonuses within certain incremental ranges of achievement of the 2017 Company Goals and individual goals by providing that bonuses would be prorated for results that fall between the minimum and target and between the target and maximum payment goals.

Mr. Kaiser resigned effective April 8, 2017, and therefore did not receive any payout under the 2017 Management Bonus Plans.

Bonus Pool

In December 2017, the Executive Compensation Committee reviewed the Company’s expected 2017 performance levels under the 2017 Management Bonus Plans and the impact of the Tax Cuts and Jobs Act signed into law in December 2017, which decreased the corporate tax rate beginning in the 2018 tax year. By establishing a fixed bonus pool and guaranteeing certain cash bonuses to participants prior to December 31, 2017, the Company benefited by realizing deductions with respect to the affected compensation in the 2017 tax year, when the corporate tax rate was higher. A fixed pool for participants in the 2017 Management Bonus Plans was established (the “Bonus Pool”) with Messrs. Reed, Bates, Craig, and Hugo and Ms. Littlejohn receiving guaranteed bonus amounts as shown in the table below, to be paid when the Executive Compensation Committee assessed performance under the 2017 Management Bonus Plans (the “Management Bonus Determination Date”). If actual performance for any participant under the 2017 Management Bonus Plans was equal to or less than their respective guaranteed amount (plus any amount proportionally reallocated to them for forfeitures of other participants for failure to be employed through the Management Bonus Determination Date (a “Reallocation”)), then they would receive their guaranteed amount (plus any Reallocation) and (ii) if actual performance for any participant under the 2017 Management Bonus Plans was greater than their guaranteed amount (plus any Reallocation), then they would receive their guaranteed amount (plus any Reallocation) plus the excess of their achievement over such amount. One of the participants in the Bonus Pool resigned before the Management Bonus Determination Date, resulting in a Reallocation as shown in the table below.

Named Executive Officer	Bonus Pool Amount	Reallocation	Total Amount Paid from Bonus Pool
Mr. Reed	$200,588	$3,678	$204,266
Mr. Bates	$84,623	$1,552	$86,175
Mr. Craig	$131,636	$2,413	$134,049
Mr. Hugo	$70,519	$1,293	$71,812
Ms. Littlejohn	$35,512	$651	$36,163

On the Management Bonus Determination Date, the Executive Compensation Committee determined that, based on actual performance under the 2017 Management Bonus Plans, Messrs. Reed, Bates, Craig, and Hugo and Ms. Littlejohn earned the following amounts under the 2017 Management Bonus Plans: $184,983, $78,040, $121,395, $65,033, and $33,537, respectively. As the amounts earned were less than each of Messrs. Reed’s, Bates’, Craig’s, and Hugo’s and Ms. Littlejohn’s respective guaranteed Bonus Pool amount (plus the Reallocation), each of Messrs. Reed, Bates, Craig, and Hugo and Ms. Littlejohn received the Bonus Pool payouts disclosed in the total column of the table above.

2017 STIPs

The Executive Compensation Committee granted restricted shares of Common Stock subject to the 2017 STIPs as follows:

Named Executive Officer	2017 STIP Time-Based Shares	2017 STIP Performance- Based Shares	Grant Date	STIP Plan
Mr. Reed	2,640	5,280	March 8, 2017	March 2017 STIP
Mr. Bates	1,879	3,758	May 10, 2017	May 2017 STIP
Mr. Craig	2,310	4,620	March 8, 2017	March 2017 STIP
Mr. Hugo	1,445	2,890	May 22, 2017	May 2017 STIP
Ms. Littlejohn	1,301	2,600	May 22, 2017	May 2017 STIP
Mr. Kaiser	2,089	4,178	March 8, 2017	March 2017 STIP

The 2017 STIP Time-Based Shares represent 6% of each participant’s respective base salary on the grant date. The 2017 STIP Performance-Based Shares were issued at target and represent 12% of each participant’s respective base salary on the grant date. Maximum for the performance-based portion of the 2017 STIPs was 24% of each participant’s respective base salary on the grant date. Grants to Messrs. Bates and Hugo and Ms. Littlejohn under the May 2017 STIP were prorated for the partial year of service between their respective start date and December 31, 2017. The grant to Mr. Kaiser under the March 2017 STIP was calculated using his base salary on the grant date plus $96,000, representing the $8,000 per month Mr. Kaiser received for service as our PFO extended for 12 months. The 2017 Performance-Based Shares were eligible to be earned on the 2017 STIP Determination Date based on achieving one of the 2017 STIP Goals. If two or more of the 2017 STIP Goals were achieved, the participant would receive an additional grant of restricted shares equal to the number of 2017 Performance-Based Shares they had received on the grant date. Any 2017 Performance-Based Shares earned (plus any restricted shares granted for achieving two or more of the 2017 STIP Goals) and the 2017 Time-Based Shares would vest as follows: (i) one-fourth on the later of (a) the 2017 STIP Determination Date or (b) the first anniversary of the grant date and (ii) one-fourth on each of January 31, 2019, January 31, 2020, and January 31, 2021.

The 2017 STIP Goals for the March 2017 STIP, with a performance period of January 1, 2017 to December 31, 2017, were as follows:

Metrics	March 2017 STIP Goals
Leverage Ratio (1)	2.5x
Adjusted EBITDAR (000’s) (2)	$54,605
Adjusted Operating Ratio (3)	96.50%

(1)	Total debt divided by earnings before interest, taxes, depreciation, and amortization.
(2)	Earnings before interest, taxes, depreciation, amortization, and rent.
(3)	Operating expenses, net of fuel surcharge, as a percentage of operating revenue excluding fuel surcharge revenue.

The 2017 STIP Goals for the May 2017 STIP, with a performance period of April 1, 2017 to December 31, 2017, were as follows:

Metrics	May 2017 STIP Goals
Leverage Ratio (1)	2.5x
Adjusted EBITDAR (000’s) (2)	$42,412
Adjusted Operating Ratio (3)	95.95%

(1)	Total debt divided by earnings before interest, taxes, depreciation, and amortization.
(2)	Earnings before interest, taxes, depreciation, amortization, and rent.
(3)	Operating expenses, net of fuel surcharge, as a percentage of operating revenue excluding fuel surcharge revenue.

The Executive Compensation Committee reviewed the 2017 STIP Goals and our 2017 year-end results and, based upon such review, determined that none of the 2017 STIP Goals had been achieved at or above minimum. Accordingly, the 2017 STIP Performance-Based Shares were forfeited. Mr. Kaiser forfeited all restricted shares granted under the March 2017 STIP upon his separation from the Company.

2017 LTIP

Awards under 2017 LTIP are subject to vesting upon achievement of certain levels of ROIC over the performance period of April 1, 2017 to December 31, 2019 (the “LTIP Performance Period”) and are 70% in the form of equity and 30% in the form of cash. The respective bonus opportunities under the 2017 LTIP, as a percentage of base salary, are as follows:

	Equity Portion			Cash Portion
Named Executive Officer	Minimum	Target	Maximum	Minimum	Target	Maximum
Mr. Reed	42.0%	70.0%	105.0%	18.0%	30.0%	45.0%
Mr. Bates	25.2%	42.0%	70.0%	10.8%	18.0%	30.0%
Mr. Craig	31.5%	52.5%	87.5%	13.5%	22.5%	37.5%
Mr. Hugo	25.2%	42.0%	70.0%	10.8%	18.0%	30.0%

The performance goals under the 2017 LTIP are as follows:

Level of Achievement	ROIC (1)
Minimum	At least 6.0%
Target	Greater than or equal to 10.0%
Maximum	Greater than or equal to 12.0%

(1)	Tax-affected operating income over total assets less cash and cash equivalents, calculated annually.

Restricted shares for the equity-based portion of the 2017 LTIP were granted at target as follows (the “LTIP Shares”):

Named Executive Officer	2017 LTIP Restricted Shares	Grant Date
Mr. Reed	43,545	May 10, 2017
Mr. Bates	19,595	May 10, 2017
Mr. Craig	28,576	May 10, 2017
Mr. Hugo	16,482	May 22, 2017

The level of achievement will be determined by the Executive Compensation Committee after the end of the LTIP Performance Period (the “LTIP Determination Date”) based on the fiscal year (or, for the period ended December 31, 2017, the 9 months ended December 31, 2017) during the LTIP Performance Period in which the Company achieved the highest annual ROIC, with linear achievement between the minimum and target levels and the target and maximum levels. On the LTIP Determination Date, (i) if the 2017 LTIP goals are not achieved at or above the minimum level, all of the LTIP Shares will be forfeited and no cash award will be paid, (ii) if the 2017 LTIP goals are achieved at or above the minimum level and below the target level, some the LTIP Shares will vest (depending on linear achievement between minimum and target), the remaining LTIP shares will be forfeited, and a cash award will be paid (depending on linear achievement between minimum and target), and (iii) if the 2017 LTIP goals are achieved at or above the target level, all of the LTIP Shares will vest, additional shares of Common Stock will be issued (depending on linear achievement between target and maximum), and a cash award will be paid (depending on linear achievement between target and maximum). The cash component will be adjusted for changes in the Company’s stock price between the date the LTIP Shares were granted and the conclusion of the LTIP Performance Period.

Separation Agreements

The following summarizes the separation agreement terms for (i) John R. Rogers, our former President and Chief Executive Officer, who resigned effective January 28, 2017, and (ii) James A. Craig, Executive Vice President, Chief Commercial Officer, and President – USAT Logistics, whose retirement will be effective May 1, 2018.

Mr. Rogers served as our President and CEO from January 2016 to January 2017. Effective January 28, 2017 (the “Rogers Separation Date”), the Company entered into a separation agreement (the “Rogers Separation Agreement”) with Mr. Rogers. Pursuant to the Rogers Separation Agreement: (i) Mr. Rogers received severance pay in the form of salary continuation payments equal to his then-current base salary ($425,000 per year) for a period of twelve months following the Rogers Separation Date, which payment was subject to ongoing compliance with certain non-competition, non-solicitation, non-disparagement and confidentiality covenants in favor of the Company, (ii) Mr. Rogers received a lump sum separation payment of $120,000, (iii) Mr. Rogers received a lump sum payment of $30,000 for moving and transition expenses, and (iv) we paid Mr. Rogers immaterial amounts in respect of accrued but unused vacation time and COBRA continuation payments. All outstanding equity awards held by Mr. Rogers on the Rogers Separation Date were forfeited upon his separation from the Company.

On March 23, 2018, in connection with Mr. Craig’s retirement as Executive Vice President, Chief Commercial Officer, and President – USAT Logistics, effective May 1, 2018, the Executive Compensation Committee approved a separation agreement with Mr. Craig (the “Craig Separation Agreement”). Pursuant to the Craig Separation Agreement: (i) Mr. Craig will receive salary continuation through May 31, 2018, (ii) non-compete payments equal to his current salary for a period of twelve months subject to ongoing compliance with certain non-competition, non-solicitation, non-disparagement, and confidentiality covenants in favor of the Company, (iii) a prorated cash payment, if and to the extent earned, under the short-term cash incentive compensation program adopted by the Committee for 2018, and (iv) accelerated vesting of the Craig Time-Based Shares and the Craig Performance-Based Shares. In addition, the Separation Agreement contains a customary release of claims in favor of the Company. All outstanding equity awards other than those listed above held by Mr. Craig on the Craig Separation Date will be forfeited upon his separation from the Company. See “Executive Compensation – Compensation Discussion and Analysis – Compensation Paid to Our Named Executive Officers” for details regarding Mr. Craig’s 2017 compensation.

Potential Payments Upon Termination or Change in Control

Certain of our Named Executive Officers, including Messrs. Reed, Bates, and Hugo have substantially identical Change-in-Control/Severance Agreements (each, a “Severance Agreement”) with the Company. Ms. Littlejohn has a Change-in-Control Agreement. Messrs. Craig, Rogers, and Kaiser were also party to Severance Agreements prior to their respective separations from the Company. Under the Severance Agreements, the participant is entitled to certain severance benefits if (i) we terminate the participant’s employment without “cause” (as defined in the Severance Agreement) other than in connection with or following a “change-in-control” (as defined in the Severance Agreement) (the “Severance Benefit”) or (ii) in the event of and for the twelve-month period following a “change-in-control,” we or our successor terminate the participant’s employment without “cause” or the participant is subject to a “constructive termination” (as defined in the Severance Agreement) (the “Change-in-Control Benefit”). Ms. Littlejohn is also entitled to the Change-in-Control Benefit. The Severance Benefit and the Change-in-Control Benefit are mutually exclusive and the participant would not be entitled to both benefits. Eligibility for the payment of the Severance Benefit is subject to execution by the recipient of a general release of claims against us and ongoing compliance with certain restrictive covenants.

With respect to the Severance Benefit, participants would be entitled to benefits as follows in the event a qualifying termination had occurred as of December 31, 2017:

Named Executive Officer	Salary Continuation	Lump Sum Short- Term Incentive Cash Compensation	COBRA Reimbursement	Relocation Services Benefit	Total Aggregate Payments if Termination Occurred as of December 31, 2017
Mr. Reed	12 months	To the extent earned in the year of termination, prorated for partial year of service	--	--	$600,588
Mr. Bates	12 months(1)	To the extent earned in the year of termination, prorated for partial year of service	--	--	$285,171
Mr. Craig	12 months	To the extent earned in the year of termination, prorated for partial year of service	--	--	$481,636
Mr. Hugo	12 months(1)	To the extent earned in the year of termination, prorated for partial year of service	--	--	$222,842
Ms. Littlejohn	--	--	--	--	--

(1)

The Severance Agreements provide for 12 months’ salary continuation, or such lesser number of months the executive is employed by the Company (prorated for partial year of service). Mr. Bates’ start date was May 1, 2017 and Mr. Hugo’s start date was May 22, 2017, therefore, the amount of each of Messrs. Bates’ and Hugo’s salary continuation was prorated for the partial year of service through December 31, 2017.

With respect to the Change-in-Control Benefit, participants would be entitled to benefits as follows in the event a qualifying termination had occurred as of December 31, 2017:

Named Executive Officer	Lump Sum Severance Payment as Percentage of Base Salary	Lump Sum Short- Term Incentive Cash Compensation	COBRA Reimbursement	Relocation Services Benefit	Total Aggregate Payments if Termination Occurred as of December 31, 2017
Mr. Reed	150%	150% of target for the year of termination	$26,835	$50,000	$1,156,835
Mr. Bates	150%	150% of target for the year of termination(1)	$26,835	$50,000	$707,328
Mr. Craig	150%	150% of target for the year of termination	$26,835	--	$866,835
Mr. Hugo	150%	150% of target for the year of termination(1)	$26,835	$50,000	$589,301
Ms. Littlejohn	150%	150% of target for the year of termination(1)	$19,352	$50,000	$468,712

(1)

For Messrs. Bates and Hugo and Ms. Littlejohn their target under the May 2017 Management Cash Bonus Plan was prorated for the partial year of service. See “Executive Compensation – Compensation Discussion and Analysis –Compensation Paid to Our Named Executive Officers – 2017 Management Bonus Plans.”

Mr. Craig’s retirement will be effective May 1, 2018. Effective January 28, 2017, Mr. Rogers resigned from his position with the Company and effective April 8, 2017, Mr. Kaiser resigned from his position with the Company. Messrs. Craig and Rogers received certain benefits in lieu of those provided by their respective Severance Agreement. See “—Separation Agreements” for additional details regarding the benefits Mr. Rogers received. Mr. Kaiser did not receive any benefits upon his resignation.

The Severance Agreements do not provide for a gross-up payment to any of the participants to offset any excise taxes that may be imposed on excess parachute payments under Section 4999 of the Code. Instead, under the Severance Agreements, if such excise taxes would be imposed, the executive will either receive all of the benefits to which he is entitled under the agreement, subject to the excise tax, or have his benefits under the agreement reduced to a level at which the excise tax will not apply, depending upon which approach would provide the executive with the greater net after-tax benefit.

Awards granted to recipients, including our Named Executive Officers, after July 2016 include a double trigger provision, which provides for the payment, or acceleration of payment, of compensation following a change-in-control only when the recipient is terminated without “cause” or is subject to a “constructive termination” during the twelve months following a change-in-control. For awards granted to recipients prior to July 2016, under certain circumstances in which there is a change-in-control, certain unvested restricted stock grants may become immediately exercisable or subject to immediate vesting, respectively, upon the occurrence of such event, notwithstanding that such restricted shares may not otherwise have been fully exercisable or fully vested. The Executive Compensation Committee may provide for acceleration of vesting of individual awards in connection with any future awards.

The estimated value of restricted stock that would have vested for our Named Executive Officers as of December 31, 2017, under the acceleration scenarios described above are as follows:

Named Executive Officer	Value of Accelerated Restricted Stock(1)
Mr. Reed	$897,163
Mr. Bates	$431,911
Mr. Craig	$1,368,362
Mr. Hugo	$357,759
Ms. Littlejohn	$53,048

(1)

The value for the accelerated restricted stock was calculated by multiplying the closing price of our stock on December 29, 2017 ($18.13), the last trading day of the fiscal year, by the number of shares of accelerated restricted stock.

In addition, certain of the awards of restricted stock to our Named Executive Officers include accelerated vesting provisions upon eligible retirement (with the consent of the Executive Compensation Committee), death, or disability (as defined in Section 22(e) of the Internal Revenue Code). In one of these scenarios, as of December 31, 2017, the value of accelerated restricted stock for Mr. Craig, the only Named Executive Officer in our 2016 STIP, would have been $23,986 and no other Named Executive Officer would have restricted stock vest. Mr. Craig’s retirement effective May 1, 2018 will not be an eligible retirement.

The Role of Stockholder Say-on-Pay Vote

At our 2017 Annual Meeting, our stockholders had the opportunity to cast an advisory and non-binding vote (a “say-on-pay” proposal) on the compensation of our executive officers as disclosed in our proxy statement for that meeting. Stockholders approved the say-on-pay proposal by the affirmative vote of 99% of the votes cast on that proposal. The Executive Compensation Committee believes this affirms stockholders’ support of our approach to executive compensation, and accordingly the Executive Compensation Committee did not materially change its overall philosophy in designing the compensation plan for fiscal 2017. The Executive Compensation Committee will continue to consider the outcome of our say-on-pay votes when making future compensation decisions for our Named Executive Officers.

At our 2017 Annual Meeting, our stockholders had the opportunity to cast an advisory and non-binding vote (a “say-on-frequency” proposal) on how often we should include a say-on-pay proposal in our proxy statements for future Annual Meetings. Stockholders had the choice of voting to have the say-on-pay vote every year, every two years or every three years. Our Board of Directors recommended yearly votes. The frequency receiving the highest number of votes was every year. In accordance with this vote, at the current time our Board of Directors has determined it will hold the say-on-pay advisory and non-binding vote every year.

Accounting and Tax Considerations

In making its compensation decisions, the Executive Compensation Committee considers, and attempts to comply with, the performance-based compensation exception under Section 162(m) of the Code.  Section 162(m) limits to $1 million the amount of nonperformance-based remuneration that we may deduct from our taxable income in any tax year with respect to our CEO and the three other most highly compensated executive officers, other than the CFO, at the end of the year. Section 162(m) provides, however, that we may deduct from our taxable income without regard to the $1 million limit the full value of all “qualified performance-based compensation.” Our base salary, certain equity awards, certain cash bonuses and other personal benefits are not considered “qualified performance-based compensation” and therefore are subject to the limit on deductibility. Our Incentive Plan and certain awards made under our Incentive Plan may be able to qualify as “qualified performance-based compensation” if certain requirements are met.

The Tax Cut and Jobs Act, signed into law on December 22, 2017, eliminated this performance-based compensation deduction going forward, but provided limited transition relief for compensation paid pursuant to a contract in effect as of November 2, 2017 that is not materially modified after such date. This means that certain outstanding performance-based compensation may continue to be deductible under Section 162(m), but that all compensation after November 2, 2017, will be subject to the $1 million cap on deductibility. The Executive Compensation Committee will seek deductions for compensation under the transition relief consistent with applicable law. The Tax Cut and Jobs Act also expanded who a covered employee is under Section 162(m). Effective for 2017, a covered employee under Section 162(m) is the CEO, the CFO (who previously was not included) and each of the other three highest-paid executive officers.

Although this tax deduction for performance-based compensation has been eliminated, we believe that a strong link between pay and performance is critical to align executive and shareholder interests. Going forward, the Company and the Executive Compensation Committee will continue to ensure that a significant portion of pay for our senior officers, including the Chairman and CEO, is at risk and subject to the attainment of performance goals.

The Executive Compensation Committee also considers, and attempts to avoid, any additional taxes or interest charges under Section 409A(a)(1)(B) of the Code. If an executive is entitled to nonqualified deferred compensation benefits that are subject to Section 409A, and such benefits do not comply with Section 409A(a)(2), (3) and (4), then the benefits are taxable in the first year that they are not subject to a substantial risk of forfeiture and are subject to additional tax plus interest under Section 409A(a)(1)(B).

Compensation Decisions with Respect to 2018

2018 Salary

In March 2018, in response to annual performance assessments, the Executive Compensation Committee approved an increase in base salary for Mr. Reed from $400,000 to $475,000, for Mr. Bates from $300,000 to $320,000, for Mr. Hugo from $250,000 to $275,000, and for Ms. Littlejohn from $225,000 to $232,000, all effective April 1, 2018.

2018 Management Bonus Plan

In March 2018, the Executive Compensation Committee approved a management cash bonus plan (the “2018 Management Cash Bonus Plan”) that rewards participants, including Messrs. Reed, Bates, and Hugo and Ms. Littlejohn, with cash bonuses based upon the attainment of certain performance objectives for the year ending December 31, 2018.  Under the 2018 Management Cash Bonus Plan, Mr. Reed may receive a target cash payout of 80% of his base salary, with the opportunity to earn up to 140% of his base salary, depending upon the Company achieving certain adjusted EBITDAR goals, weighted at 80%, and safety goals, weighted at 20%, set and determined by the Executive Compensation Committee (together, the “2018 Company Goals”).  Messrs. Bates and Hugo may receive a target cash payout of 60% of their base salaries, with the opportunity to earn up to 105% of their base salaries, under the 2018 Management Bonus Plan, based upon the attainment of the 2018 Company Goals. Ms. Littlejohn may receive a target cash payout of 30% of her base salary, with the opportunity to earn up to 52.5% of her base salary, under the 2018 Management Bonus Plan, based upon the attainment of the 2018 Company Goals.   The 2018 Management Cash Bonus Plan has a minimum adjusted EBITDAR qualifier below which no amounts will be paid under the 2018 Management Cash Bonus Plan.

2018 EIP

The Executive Compensation Committee also approved an equity incentive plan for 2018 (the “2018 EIP”), under which participants, including Messrs. Reed, Bates, and Hugo and Ms. Littlejohn are eligible to receive certain equity awards in the form of restricted stock subject to both performance-based and time-based vesting.  The primary objectives of the 2018 EIP are to reward long-term attainment of Company objectives (through performance-based equity with a three-year performance period) and encourage retention (through time-based equity that vests over a four-year period).  The performance period for the 2018 EIP is from January 1, 2018 through December 31, 2020 (the “EIP Performance Period”).  Under the 2018 EIP, Mr. Reed is eligible to earn shares of restricted stock equal to 130% of his base salary, with 60% performance-based at target and 40% time-based.  Mr. Bates is eligible to earn shares of restricted stock equal to 100% of his base salary, with 60% performance-based at target and 40% time-based.  Mr. Hugo is eligible to earn shares of restricted stock equal to 90% of his base salary, with 60% performance-based at target and 40% time-based. Ms. Littlejohn is eligible to earn shares of restricted stock equal to 30% of her base salary, with 60% performance-based at target and 40% time-based. The performance-based component of the 2018 EIP is based upon the Company achieving three-year cumulative levels of adjusted EBITDAR and adjusted consolidated operating ratio (together, the “EIP Goals”) for the EIP Performance Period, with each goal weighted equally.  The time-based component of the 2018 EIP will vest in four equal annual installments commencing on the first anniversary of the grant date.

Under the 2018 EIP, the Executive Compensation Committee approved grants to Messrs. Reed, Bates, Hugo and Ms. Littlejohn of 23,319 shares, 12,084 shares, 9,346 shares, and 2,628 shares, respectively, representing the 60% performance-based portion at target and the 40% time-based portion.  In addition, Mr. Reed has the opportunity to earn up to an additional 10,494 shares, representing 58.5% of his base salary, which would be issued on the date the Executive Compensation Committee certifies results, based upon the level of achievement of the EIP Goals.  Mr. Bates has the opportunity to earn up to an additional 5,438 shares, representing 45% of his base salary, which would be issued on the date the Executive Compensation Committee certifies results, based upon the level of achievement of the EIP Goals.  Mr. Hugo has the opportunity to earn up to an additional 4,206 shares, representing 40.5% of his base salary, which would be issued on the date the Executive Compensation Committee certifies results, based upon the level of achievement of the EIP Goals.  Ms. Littlejohn has the opportunity to earn up to an additional 1,183 shares, representing 13.5% of her base salary, which would be issued on the date the Executive Compensation Committee certifies results, based upon the level of achievement of the EIP Goals. All restricted shares under the 2018 EIP are subject to continued employment and certain other forfeiture and acceleration provisions.

One-Time Equity Grant

Additionally, in recognition of the contributions of Messrs. Reed, Bates, and Hugo and Ms. Littlejohn to assembling our new leadership team and transforming our truckload operating strategy, the Committee approved a one-time grant of restricted stock to Mr. Reed of 5,000 shares, to Messrs. Bates and Hugo of 3,000 shares each, and to Ms. Littlejohn of 2,150 shares, vesting in three equal annual installments commencing on the first anniversary of the grant date, and subject to continued employment and certain other forfeiture and acceleration provisions.

Risks Regarding Compensation

As required by the SEC rules, the Executive Compensation Committee has assessed the risks that could arise from our compensation policies for all employees, including employees who are not officers, and has concluded that such policies are not reasonably likely to have a materially adverse effect on us. In making this determination, the Executive Compensation Committee primarily considered the following factors:

●

our general compensation structure utilizes a combination of short-term (such as base salary and performance-based annual cash bonuses) and long-term (equity awards) elements. This balanced mix aligns our compensation with the achievement of short- and long-term goals, promotes short- and long-term executive decision-making, and does not encourage or incentivize unreasonable risk-taking by employees in pursuit of short-term benefits;

●	our prohibition of vesting periods of less than twelve months;

●

equity awards are limited by the terms of our Incentive Plan to a fixed maximum and are subject to staggered or long-term vesting schedules, which aligns the interests of our executive officers and employees with those of our stockholders;

●	the Executive Compensation Committee is comprised of only independent directors who review and make compensation decisions based on objective measurements and payment methodologies;

●	our recent equity awards contain double trigger change-in-control provisions upon consummation of a change-in-control;

●	awards are subject to limits as to the number of shares or cash received in a calendar year;

●	we have stock ownership, anti-hedging and anti-pledging, and clawback policies;

●	base salaries for our employees are competitive and generally consistent with salaries paid for comparable positions in our industry; and

●

our internal controls over financial reporting, audit practices and corporate codes of ethics and business conduct reinforce the balanced compensation objectives used by our Executive Compensation Committee.

Summary Compensation Table

The following table sets forth information concerning the total compensation for fiscal year 2017 awarded to, earned by, or paid to our Named Executive Officers who were, at December 31, 2017, (i) our CEO, (ii) our CFO, (iii) our three other most highly compensated executive officers with total compensation exceeding $100,000 for the fiscal year ended December 31, 2017, and (iv) three individuals who served as our President and CEO, Executive Vice President and CFO, and PFO for a portion of the fiscal year ended December 31, 2017, but who were not serving in such roles as of December 31, 2017.

Realized (actual) compensation may differ significantly from the figures in the following table, which is required under applicable SEC rules and includes items that are driven by accounting assumptions. For example, Mr. Reed’s realized compensation in 2017 was $769,116 vs. $1,039,205 as shown below. For additional charts that supplement the SEC-required disclosure, please see “Executive Compensation – Compensation Discussion and Analysis – Elements – Performance-Based Compensation – Mix of Fixed and Performance-Based Compensation” beginning on page 20.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Grant Date Fair Value of Stock and Option Awards ($)(1)(2)		Non equity Incentive Plan Compensation ($)	All Other Compensation ($)		Total ($)
James D. Reed	2017	393,205	69,283	(3)	351,987		184,983	39,747	(4)	1,039,205
President and Chief Executive Officer	2016	53,891	50,000		149,996		--	163,695	(5)	417,582

Jason R. Bates	2017	200,000	258,135	(6)	162,242		78,040	272,150	(7)	970,567
Executive Vice President and Chief Financial Officer

James A. Craig	2017	346,603	62,654	(8)	346,729		121,395	5,144	(9)	882,525
Executive Vice President, Chief Commercial Officer and President – USAT Logistics	2016	262,692	50,000		669,967		32,998	3,000	(10)	1,018,657

Johannes “Werner” P. Hugo	2017	153,609	131,779	(11)	132,604		65,033	99,890	(12)	582,915
Senior Vice President – Trucking Operations

Kimberly K. Littlejohn	2017	138,173	122,626	(13)	24,849		33,537	188,741	(14)	507,926
Vice President and Chief Technology Officer

John R. Rogers	2017	5,667	--		--		--	611,863	(15)	617,530
Former President and Chief Executive Officer	2016	409,115	150,000		1,357,504		--	80,016	(16)	1,996,635

Joseph M. Kaiser	2017	94,594	--		56,967	(17)	--	760	(18)	152,321
Former Vice President, Chief Accounting Officer, and PFO for portion of year	2016	244,270	22,673		123,396		24,255	4,830	(19)	419,424

(1)

The amounts included in this column represent the aggregate grant date fair value of the awards granted to each Named Executive Officer in accordance with FASB ASC Topic 718 (“FASB 718”). The value ultimately realized by the recipient may or may not be equal to this determined value. For a description of these grants, see “Executive Compensation – Compensation Discussion and Analysis.” See Note 10, Equity Compensation and Employee Benefits Plans in our Form 10-K for the year ended December 31, 2017, for further discussion of our stock plans and the methods used to account for stock plan activity.

(2)

Awards of restricted stock are subject to vesting conditions, which may include continued employment, performance or other criteria. The amounts set forth have been calculated assuming all increments will vest, and the shares awarded have been valued at the grant date fair value.

(3)

Represents (i) a $50,000 bonus paid on March 31, 2017 related to Mr. Reed’s appointment as our Executive Vice President and Chief Financial Officer in November 2016 and (ii) a bonus of $19,283, representing the amount between Mr. Reed’s actual achievement under the March 2017 Management Bonus Plan and the total amount paid to Mr. Reed from the Bonus Pool.

(4)

The amount disclosed in this column includes (i) $38,747 in reimbursed relocation costs related to Mr. Reed’s relocation in 2016, but paid by the Company in 2017, including customary realtor commission upon the purchase of Mr. Reed’s home (which includes $13,271 in tax gross-ups) and (ii) $1,000 in cash in lieu of a life insurance policy.

(5)

The amount disclosed in this column includes (i) $157,483 in reimbursed relocation costs, including customary realtor commission upon the sale of Mr. Reed’s home (which includes $62,863 in tax gross-ups), and (ii) $6,212 in COBRA continuation payments.

(6)

Represents (i) a cash signing bonus of $250,000, subject to certain continuous employment and recoupment provisions, and (ii) a bonus of $8,135, representing the amount between Mr. Bates’ actual achievement under the May 2017 Management Bonus Plan and the total amount paid to Mr. Bates from the Bonus Pool.

(7)

The amount disclosed in this column includes (i) $265,871 in reimbursed relocation costs, including customary realtor commission upon both the purchase and sale of Mr. Bates’ homes (which includes $89,962 in tax gross-ups), (ii) $5,613 in COBRA continuation payments, and (iii) $666 cash in lieu of a life insurance policy.

(8)

Represents (i) a $50,000 cash bonus to Mr. Craig upon his appointment as our Executive Vice President and Chief Commercial Officer and (ii) a bonus of $12,654, representing the amount between Mr. Craig’s actual achievement under the March 2017 Management Bonus Plan and the total amount paid to Mr. Craig from the Bonus Pool.

(9)	The amount disclosed in this column includes $5,144 in 401(k) matching contributions.

(10)	The amount disclosed in this column consists of $3,000 of 401(k) matching contributions.

(11)

Represents (i) a cash signing bonus of $125,000, subject to certain continuous employment and recoupment provisions, and (ii) a bonus of $6,779, representing the amount between Mr. Hugo’s actual achievement under the May 2017 Management Bonus Plan and the total amount paid to Mr. Hugo from the Bonus Pool.

(12)

The amount disclosed in this column includes (i) $94,129 in reimbursed relocation costs, including customary realtor commission upon purchase of Mr. Hugo’s home (which includes $32,633 in tax gross-ups), (ii) $4,376 in COBRA continuation payments, (iii) $885 in 401(k) matching contributions, and (iv) $500 cash in lieu of a life insurance policy.

(13)

Represents (i) a cash signing bonus of $120,000, subject to certain continuous employment and recoupment provisions, and (ii) a bonus of $2,626, representing the amount between Ms. Littlejohn’s actual achievement under the May 2017 Management Bonus Plan and the total amount paid to Ms. Littlejohn from the Bonus Pool.

(14)

The amount disclosed in this column includes (i) $183,372 in reimbursed relocation costs, including customary realtor commission upon both the purchase and sale of Ms. Littlejohn’s homes (which includes $66,472 in tax gross-ups), (ii) $3,444 in reimbursement for COBRA coverage Ms. Littlejohn had from her previous employer, and (iii) $1,925 in 401(k) matching contributions.

(15)

The amount disclosed in this column includes the following amounts payable under the Rogers Separation Agreement: (i) $425,000 in severance pay, which is equal to his annual base salary in effect as of the date of his separation and is payable for a period of twelve months following the Rogers Separation Date ($389,573 of this amount was paid in 2017), (ii) a lump sum separation payment of $120,000, (iii) a lump sum payment of $30,000 for moving and transition expenses, (iv) $15,051 in reimbursement for COBRA continuation payments we paid during 2017, (v) $19,615 in accrued but unused vacation time (vi) $1,000 cash in lieu of life insurance premium benefits, and (vii) $1,197 in 401(k) matching contributions. See “—Separation Agreements.”

(16)

The amount disclosed in this column includes (i) $4,975 in 401(k) matching contributions, (ii) $66,678 in reimbursed relocation and transition expenses, (iii) $7,363 in COBRA continuation payments, and (iv) $1,000 of life insurance premium benefits.

(17)

Mr. Kaiser separated from the Company effective April 21, 2017. By their terms, 16,736 shares held by Mr. Kaiser were forfeited upon his separation and are available for issuance under the Incentive Plan.

(18)	The amount disclosed in this column includes (i) $447 in 401(k) matching contributions and (ii) $313 cash in lieu of a life insurance policy.

(19)	The amount disclosed in this column includes (i) $4,080 of 401(k) matching contributions, and (ii) $750 cash in lieu of a life insurance policy.

Narrative to the Summary Compensation Table

See “Executive Compensation – Compensation Discussion and Analysis” for a description of our compensation plans pursuant to which the amounts listed under the Summary Compensation Table were paid or awarded and the criteria for such award or payment.

Grants of Plan-Based Awards

The following table sets forth information regarding the incentive awards granted to our Named Executive Officers during 2017. All stock awards were granted under the Incentive Plan.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards:	Grant Date
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Number of Shares of Stocks or Units (#)	Fair Value of Stock and Option Awards ($)(1)
James D. Reed	--	(2)	32,000	320,000	480,000	--	--	--	--	--
	--	(3)	72,000	120,000	180,000	--	--	--	--	--
	3/8/2017	(4)	--	--	--	--	--	--	2,640	23,998
	3/8/2017	(5)	--	--	--	--	5,280	10,560	--	47,995
	5/10/2017	(6)	--	--	--	26,127	43,545	65,318	--	279,994

Jason R. Bates	--	(2)	12,033	120,329	180,493	--	--	--	--	--
	--	(3)	32,400	54,000	90,000	--	--	--	--	--
	5/10/2017	(4)	--	--	--	--	--	--	1,879	12,082
	5/10/2017	(5)	--	--	--	--	3,758	7,516	--	24,164
	5/10/2017	(6)	--	--	--	11,757	19,595	32,659	--	125,996

James A. Craig	--	(2)	21,000	210,000	315,000	--	--	--	--	--
	--	(3)	47,250	78,750	131,250	--	--	--	--	--
	1/29/2017	(7)	--	--	--	--	--	--	5,488	49,996
	1/29/2017	(8)	--	--	--	--	5,488	--	--	49,996
	3/8/2017	(4)	--	--	--	--	--	--	2,310	20,998
	3/8/2017	(5)	--	--	--	--	4,620	9,240	--	41,996
	5/10/2017	(6)	--	--	--	17,146	28,576	47,628	--	183,744

Johannes “Werner” P. Hugo	--	(2)	9,164	91,644	137,466	--	--	--	--	--
	--	(3)	27,000	45,000	75,000	--	--	--	--	--
	5/22/2017	(4)	--	--	--	--	--	--	1,445	9,205
	5/22/2017	(5)	--	--	--	--	2,890	5,780	--	18,409
	5/22/2017	(6)	--	--	--	9,889	16,482	27,472	--	104,990

Kimberly K. Littlejohn	--	(2)	4,124	41,240	61,860	--	--	--	--	--
	5/22/2017	(4)	--	--	--	--	--	--	1,301	8,287
	5/22/2017	(5)	--	--	--	--	2,600	5,200	--	16,562

Joseph M. Kaiser	--	(2)	6,615	66,150	99,225	--	--	--	--	--
	3/8/2017	(4)	--	--	--	--	--	--	2,089	18,989
	3/8/2017	(5)	--	--	--	--	4,178	8,356	--	37,987

(1)

The amounts included in this column represent the aggregate grant date fair value of the awards granted to each Named Executive Officer in accordance with FASB 718. The value ultimately realized by the recipient may or may not be equal to this determined value. See Note 10, Equity Compensation and Employee Benefits Plans in our Form 10-K for the year ended December 31, 2017, for further discussion of our stock plans and the methods used to account for stock plan activity.

(2)

Represents a potential award under the 2017 Management Bonus Plans, the material terms of which are described under “Executive Compensation – Compensation Discussion and Analysis – Compensation Paid to Our Named Executive Officers – 2017 Management Bonus Plans.”

(3)

Represents potential cash awarded under the 2017 LTIP, the material terms of which are described under “Executive Compensation – Compensation Discussion and Analysis – Compensation Paid to Our Named Executive Officers – 2017 LTIP.”

(4)

Represents the time-based portion of the restricted shares awarded under the 2017 STIPs. The material terms of the 2017 STIPs are described under “Executive Compensation – Compensation Discussion and Analysis – Compensation Paid to Our Named Executive Officers – 2017 STIPs.” The unvested restricted shares awarded to Mr. Kaiser were forfeited upon his separation from the Company.

(5)

Represents the performance-based portion of the restricted shares awarded under the 2017 STIPs. The material terms of the 2017 STIPs are described under “Executive Compensation – Compensation Discussion and Analysis – Compensation Paid to Our Named Executive Officers – 2017 STIPs.” The unvested restricted shares awarded to Mr. Kaiser were forfeited upon his separation from the Company.

(6)

Represents restricted shares awarded under the 2017 LTIP, the material terms of which are described under “Executive Compensation – Compensation Discussion and Analysis – Compensation Paid to Our Named Executive Officers – 2017 LTIP.”

(7)	Represents a grant of restricted shares vesting on July 30, 2018, subject to continued employment and certain other forfeiture and acceleration provisions.

(8)

Represents a grant of restricted shares with vesting following June 2018 conditioned on the USAT Logistics’ annualized monthly revenue being equal to or greater than $200 million on or before June 2018, subject to continued employment and certain other forfeiture and acceleration provisions.

Narrative to Grants of Plan-Based Awards

See “Executive Compensation – Compensation Discussion and Analysis” for a complete description of these grants and the performance targets for payment of incentive awards.

Outstanding Equity Awards at Fiscal Year-End

The following table also sets forth information concerning outstanding restricted stock awards as of December 31, 2017 that had been granted under the Incentive Plan, unless otherwise noted, but that had not yet vested and had not yet been earned. For this purpose, an “unearned” award is one for which it has not yet been determined whether the applicable performance goals will be met.

	Stock Awards
Name	Number of Shares, Units or Other Rights that Have Not Vested (#)		Market or Payout Value of Shares, Units or Other Rights that Have Not Vested ($)(1)	Equity Incentive Plan: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)		Equity Incentive Plan: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)(1)

James D. Reed	--		--	26,127	(2)	473,683
	--		--	5,280	(3)	95,726
	2,640	(4)	47,863	--		--

Jason R. Bates	--		--	11,757	(2)	213,154
	--		--	3,758	(3)	68,133
	1,879	(4)	34,066	--		--

James A. Craig	--		--	17,146	(2)	310,857
	--		--	4,620	(3)	8,376
	2,310	(4)	41,880	--		--
	--		--	5,488	(5)	99,497
	5,488	(6)	99,497	--		--
	2,793	(7)	50,637	--		--
	--		--	6,207	(8)	112,533
	--		--	7,759	(9)	140,671

Johannes “Werner” P. Hugo	--		--	9,889	(2)	179,288
	--		--	2,890	(3)	52,396
	1,445	(4)	26,198	--		--

Kimberly K. Littlejohn	--		--	2,600	(3)	47,138
	1,301	(4)	23,587	--		--

John R. Rogers(10)	--		--	--		--

Joseph M. Kaiser(11)	--		--	--		--

(1)

The market value of shares of unvested, unearned restricted stock is equal to the product of the closing price of our Common Stock at the most recent fiscal year end and the number of unvested, unearned shares. The closing price of our Common Stock was $18.13 on December 29, 2017.

(2)

Represents restricted shares awarded under the 2017 LTIP, the material terms of which are described under “Executive Compensation – Compensation Discussion and Analysis – Compensation Paid to Our Named Executive Officers – 2017 LTIP.” The amounts disclosed are based on the threshold number of shares as the Company had not exceeded the threshold level of the performance criteria as of December 31, 2017.

(3)

Represents the restricted shares awarded under the 2017 STIPs, which were subject to performance-based vesting, as described in more detail in “Executive Compensation – Compensation Discussion and Analysis – Compensation Paid to Our Named Executive Officers – 2017 STIPs.” The amounts disclosed are based on the threshold number of shares as the Company had not exceeded the threshold level of the performance criteria as of December 31, 2017.

(4)

Represents the restricted shares awarded under the 2017 STIPs, which were subject to time-based vesting, as described in more detail in “Executive Compensation – Compensation Discussion and Analysis – Compensation Paid to Our Named Executive Officers – 2017 STIPs.”

(5)

Represents a grant of restricted shares with vesting following June 2018 conditioned on the USAT Logistics’ annualized monthly revenue being equal to or greater than $200 million on or before June 2018, subject to continued employment and certain other forfeiture and acceleration provisions. See “Executive Compensation – Compensation Discussion and Analysis – Compensation Paid to Our Named Executive Officers – Mr. Craig.”

(6)

Represents a grant of restricted shares vesting on July 30, 2018, subject to continued employment and certain other forfeiture and acceleration provisions. See “Executive Compensation – Compensation Discussion and Analysis – Compensation Paid to Our Named Executive Officers – Mr. Craig.”

(7)	The shares will vest in equal annual increments on January 31, 2018, January 31, 2019, and January 31, 2020, subject to continued employment and other forfeiture and acceleration provisions.

(8)

Represents a grant of restricted shares in February 2016, with vesting conditioned upon achievement of performance goals set by the Executive Compensation Committee, with a performance period from January 1, 2016 through December 31, 2018, subject to continued employment and certain other forfeiture and acceleration provisions. The amounts disclosed are based on the threshold number of shares as the Company had not exceeded the threshold level of the performance criteria as of December 31, 2017.

(9)

Represents a grant of restricted shares in February 2016, with vesting conditioned upon achievement of USAT Logistics performance goals set by the Executive Compensation Committee, with a measurement period from January 1, 2018 through December 31, 2018 and an early performance period of any four consecutive quarters commencing with the fiscal quarter ended December 31, 2016 through the fiscal quarter ended September 30, 2018, subject to continued employment and certain other forfeiture and acceleration provisions. The amounts disclosed are based on the threshold number of shares as the Company had not exceeded the threshold level of the performance criteria as of December 31, 2017.

(10)	At December 31, 2017, all unvested outstanding equity awards previously granted to Mr. Rogers were forfeited upon his resignation from the Company.

(11)	At December 31, 2017, all unvested outstanding equity awards previously granted to Mr. Kaiser were forfeited upon his resignation from the Company.

Options Exercised and Stock Vested

The following table sets forth information regarding the values realized by our Named Executive Officers upon the vesting of restricted stock during the year ended December 31, 2017.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
James D. Reed	9,457	81,898
Jason R. Bates	--	--
James A. Craig	931	7,774
Johannes “Werner” P. Hugo	--	--
Kimberly K. Littlejohn	--	--
John R. Rogers	5,451	52,657
Joseph M. Kaiser	377	3,416

(1)	Determined by multiplying the number of shares acquired upon vesting by the closing price on the date of vesting date.

Director Compensation

The following table sets forth information concerning compensation for the last fiscal year for our non-employee directors.

Name	Fees Paid in Cash ($)(1)		Stock Awards ($)	Total ($)
Robert A. Peiser	176,000	(2)	--	176,000
Robert E. Creager	107,000	(3)	--	107,000
Alexander D. Greene	108,500	(3)	--	108,500
Gary R. Enzor	107,500	(3)	--	107,500
Thomas M. Glaser	92,000	(3)	--	92,000
Barbara J. Faulkenberry	102,000	(3)	--	102,000
M. Susan Chambers	117,000	(3)	--	117,000

(1)	Represents fees paid based on meetings held during 2017.

(2)	Mr. Peiser was paid $85,000 cash with which to purchase shares of stock in the open market.

(3)	Messrs. Creager, Greene and Enzor and Mses. Faulkenberry and Chambers were paid $40,000 cash each, with which to purchase shares of stock in the open market.

Narrative to Director Compensation

Each nonemployee, non-chair director was paid, on a quarterly basis, an annual cash retainer of $35,000, and a $40,000 retainer consisting of cash with which to purchase stock in the open market.  The Chairman was paid, on a quarterly basis, an annual cash retainer of $55,000, and an $85,000 annual retainer consisting of cash with which to purchase stock in the open market.  To preserve shares under the Incentive Plan for incentive compensation to key employees when such shares were limited, especially in light of the Company’s stock price at the time that required the issuance of more shares when granting equity awards, the Board of Directors elected to receive their customary annual equity award in cash and each director then used the proceeds to purchase shares in the open market. Nonemployee directors receive per-meeting fees for attending Board meetings in the amount of $1,000 for each meeting attended in person and $500 for each meeting attended telephonically.

The Chair of the Audit Committee was paid, on a quarterly basis, an annual cash retainer of $7,500, in addition to a $5,000 cash annual retainer paid, on a quarterly basis, to all members of the Audit Committee.  From January 1, 2015 through May 7, 2015, Audit Committee members were also paid a fee of $1,000 per Audit Committee meeting attended in person and $500 per meeting attended via teleconference.

The Chair of the Executive Compensation Committee was paid, on a quarterly basis, an annual cash retainer of $5,000, Mr. Peiser was paid, on a quarterly basis, a $3,500 annual cash retainer for his membership on the Executive Compensation Committee, and all other members of the Executive Compensation Committee were paid, on a quarterly basis, a $1,000 annual cash retainer.  Executive Compensation Committee members were also paid a fee of $1,000 per Executive Compensation Committee meeting attended in person and $500 per meeting attended via teleconference.

The Chair of the Nominating and Corporate Governance Committee was paid, on a quarterly basis, an annual cash retainer of $5,000, in addition to a $2,000 annual cash retainer paid, on a quarterly basis, to all members of the Nominating and Corporate Governance Committee.  Nominating and Corporate Governance Committee members were also paid a fee of $1,000 per Nominating and Corporate Governance Committee meeting attended in person and $500 per meeting attended via teleconference.

The Chair of the Technology Committee was paid, on a quarterly basis, an annual cash retainer of $5,000, in addition to a $2,000 annual cash retainer paid, on a quarterly basis, to all members of the Technology Committee.  Technology Committee members were also paid a fee of $1,000 per Technology Committee meeting attended in person and $500 per meeting attended via teleconference.

See “Corporate Governance – The Board of Directors and its Committees – Additional Corporate Governance Policies” for a description of our Stock Ownership and Anti-Hedging and Pledging Policy.

With the exception of Mr. Glaser, as described above, directors who are our employees do not receive compensation for Board or committee service.

Pay Ratio Disclosure

We provide fair and equitable compensation to our employees through a combination of competitive base pay, incentives, retirement plans and other benefits. We are disclosing the following pay ratio and supporting information, which compares the annual total compensation of our employees other than Mr. Reed (including full-time, part-time, seasonal and temporary employees) and the annual total compensation of Mr. Reed, our President and CEO, as required by Section 953(b) of the Dodd-Frank Act. The pay ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

For 2017, our last completed fiscal year:

•	The median of the annual total compensation of all employees of USA Truck, Inc. (other than our CEO) was $37,468; and

•	The annual total compensation of our CEO, as reported in the Summary Compensation Table included in this Proxy Statement, was $1,039,205. The annualized annual total compensation was $1,046,000.

Based on this information, the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all other employees was 27.9 to 1.

To determine the pay ratio, we took the following steps:

We determined that as of December 31, 2017, our employee population consisted of approximately 3,400 individuals, all located in the United States. This population consists of our full-time, part-time, temporary and seasonal employees.

To identify the median employee, we compared the base pay of our employees as reflected in our payroll records for 2017, which was our measurement period. We selected the determination date and measurement period because they are recent periods for which employee census and compensation information are readily available.

We selected annual salary as our compensation measure because it is readily available in our existing payroll systems, it is consistently calculated for each employee, and because it is a reasonable proxy for total compensation for purposes of determining the median employee.

Once we identified our median employee, we calculated such employee’s annual total compensation for 2017 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in that employee’s annual total compensation of $37,468. The median employee’s annual total compensation includes salary and overtime pay, as well as incentive payments, retirement plan benefits, company matching contributions to the 401(k) employee savings plan, and the cost of health and other benefits.

We had two individuals in the role of CEO during 2017. We elected to use the compensation of Mr. Reed, the active CEO as of December 31, 2017, for purposes of determining the CEO pay ratio. Mr. Reed became CEO in January 2017. In determining Mr. Reed’s compensation, we adjusted the compensation reported on the Summary Compensation Table to reflect his compensation as if he were CEO for the full calendar year, by increasing his base salary and Incentive Plan award amount as if he were CEO effective January 1, 2017. The base salary used was annualized at the full year CEO rate of $400,000. The Incentive Plan award amount used was originally calculated using the full year CEO rate of $400,000, and was not adjusted. For purposes of calculating the CEO Pay Ratio, this resulted in total annual compensation of $1,046,000 for the CEO as opposed to the amount shown on Summary Compensation Table of $1,039,205.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth certain information with respect to each of our current directors (including the two nominees for election at the Annual Meeting), each Named Executive Officer, and all current directors and executive officers as a group, including the beneficial ownership of our Common Stock as of March 22, 2018 for each individual and the group. The table also lists the name, address and share ownership information for all stockholders known to us to own, directly or indirectly, more than 5% of the outstanding shares of Common Stock, our only class of voting securities, as of March 22, 2018. Each person named in the table, unless otherwise indicated, has sole voting and investment power with respect to the shares indicated as being beneficially owned by him, her or it.

	Common Stock Beneficially Owned
	Number of		Percent
Name and (if applicable) Address	Shares*		of Class
Directors:
James D. Reed	88,084		1.1%
Robert A. Peiser	67,785	(1)	**
Robert E. Creager	25,996		**
Thomas M. Glaser	18,227		**
Alexander D. Greene	27,006		**
Gary R. Enzor	35,948		**
Barbara J. Faulkenberry	11,298		**
M. Susan Chambers	9,350		**
Named Executive Officers (Excluding Persons Named Above):
Jason R. Bates	45,058		**
James A. Craig	111,523		1.4%
Johannes P. Hugo	30,273		**
Kimberly K. Littlejohn	6,138		**
John R. Rogers***	10,902	(2)	**
Joseph M. Kaiser***	819	(3)	**
All Current Directors and Executive Officers as a Group (14 Persons)	492,987	(4)	6.0%
Flint Ridge Capital LLC, Flint Ridge Partners, L.P. and John P. Szabo, Jr.	751,187	(5)	9.1%
16 School Street, Second Floor, Rye, New York 10580
James B. Speed	720,063	(6)	8.7%
2323 So. 40th Street, Fort Smith, Arkansas 72903
Dimensional Fund Advisors LP	701,992	(7)	8.5%
Building One, 6300 Bee Cave Road, Austin, Texas 78746
Portolan Capital Management, LLC and George McCabe.	421,597	(8)	5.1%
2 International Place, FL 26, Boston, Massachusetts 02110

*	All fractional shares (which were acquired through participation in our Employee Stock Purchase Plan) have been rounded down to the nearest whole share.

**	The amount represents less than 1% of the outstanding shares of Common Stock.

***	The individual was a Named Executive Officer in 2017 however his employment was terminated before March 22, 2018.

(1)	Mr. Peiser has voting and dispositive power with respect to 67,785 shares that he beneficially owns. Of those 67,785 shares, all are held of record in a revocable trust of which he is trustee.

(2)	This information is based on the 97,691 shares reported on Mr. Rogers’ last Form 4 filed with the SEC on January 19, 2016, less the 86,789 shares forfeited upon his separation from the Company.

(3)	This information is based on the 17,555 shares reported on Mr. Kaiser’s last Form 4 filed with the SEC on March 10, 2017, less the 16,736 shares forfeited upon his separation from the Company.

(4)	The other executive officers are Cheryl L. Stone and Zachary B. King. Ms. Stone beneficially owns 10,265 shares. Mr. King beneficially owns 6,036 shares.

(5)

This information is based solely on a report on Schedule 13G/A filed with the SEC on January 29, 2018, by Flint Ridge Capital, LLC, Flint Ridge Partners L.P. and John P. Szabo, Jr. Flint Ridge Capital, LLC has sole voting power with respect to no shares, shared voting power with respect to 549,166 shares, sole dispositive power with respect to no shares and shared dispositive power with respect to 549,166 shares. Flint Ridge Partners L.P has sole voting power with respect to no shares, shared voting power with respect to 549,166 shares, sole dispositive power with respect to no shares and shared dispositive power with respect to 549,166 shares. John P. Szabo, Jr., has sole voting power with respect to 202,021 shares, shared voting power with respect to 549,166 shares, sole dispositive with respect to 202,021 shares and shared dispositive power with respect to 549,166 shares. Information is as of December 31, 2017.

(6)

With respect to the shares owned directly by Mr. Speed, this information is based on information provided by Mr. Speed’s brokers. With respect to the shares owned by Mr. Speed’s wife and shares held for the benefit of his daughter, the information is based solely on a Schedule 13G/A filed with the SEC on March 4, 2013. Mr. Speed has sole voting and dispositive power with respect to all 720,063 shares and shared voting and dispositive power with respect to no shares. The amount shown does not include (a) 66,823 shares of Common Stock held by Mr. Speed’s wife (of which Mr. Speed disclaims beneficial ownership) and (b) 17,669 shares of Common Stock held in a trust (of which Mr. Speed’s wife is trustee) for the benefit of his daughter (of which Mr. Speed disclaims beneficial ownership). Information is as of December 31, 2012.

(7)

This information is based solely on a report on Schedule 13G/A filed with the SEC on February 9, 2018, which indicates that Dimensional Fund Advisors LP, an investment advisor, has sole voting power with respect to 674,381 shares, shared voting power with respect to no shares, sole dispositive power with respect to all 701,992 shares and shared dispositive power with respect to no shares. Information is as of December 31, 2017.

(8)

This information is based solely on a report on Schedule 13G/A filed with the SEC on February 14, 2018, which indicates that Portolan Capital Management, LLC, has sole voting power with respect to 421,597 shares, shared voting power with respect to no shares, sole dispositive power with respect to all 421,597 shares and shared dispositive power with respect to no shares. Information is as of December 31, 2017.

CERTAIN TRANSACTIONS

We have a long-standing written policy of not making loans to our officers, directors or affiliates. Our policy further prohibits entering into leases, equipment purchase agreements or other contracts with our officers, directors or affiliates unless the Board, and the disinterested members of the Board, so approve upon the Audit Committee’s recommendation, after the Audit Committee has determined that the transaction is reasonable, in the best interest of USA Truck and on terms no less favorable than could be obtained from an unrelated third party. Since January 1, 2017, there were no transactions involving a “related person”, as that term is defined in Instruction 1 to Item 404(a) of Regulation S-K, identified in the responses to the annual questionnaire sent to each of our directors and executive officers, or otherwise known to the Audit Committee or to us.

PROPOSAL TWO: ADVISORY AND NON-BINDING APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION

In accordance with certain requirements of Section 14A of the Exchange Act (which were added by the Dodd-Frank Wall Street Reform and Consumer Protection Act and the related rules of the SEC), we are including a non-binding stockholder vote on a resolution to approve the compensation of our Named Executive Officers (so-called “Say on Pay”).

We urge stockholders to read “Executive Compensation” beginning on page 14 of this Proxy Statement, which describes in detail our executive compensation objectives, policies and procedures, as well as the Summary Compensation Table and other related compensation tables and narrative disclosure, appearing on pages 34 through 39, which provide detailed information on the compensation of our Named Executive Officers.

The Board has adopted a policy of providing for an annual “say-on-pay” advisory vote. Accordingly, we are asking our stockholders to approve, in an advisory and non-binding vote, the following resolution in respect of this Proposal TWO:

“RESOLVED, that the stockholders approve, in an advisory and non-binding vote, the compensation of the Company’s Named Executive Officers as disclosed in the Proxy Statement relating to the Company’s Annual Meeting of Stockholders to be held on May 16, 2018.”

THE Board unanimously recommends A vote “FOR” APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION.

All duly submitted and unrevoked proxies will be voted FOR Proposal TWO, unless otherwise instructed.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table provides certain information, as of December 31, 2017, with respect to our compensation plans under which shares of Common Stock are authorized for issuance. The number of shares of Common Stock reflected in column (a) of the following table is comprised of 238,867 shares of unvested restricted stock granted under the Incentive Plan. The number of shares of Common Stock reflected in column (c) of the following table is comprised entirely of shares available for future grant under the Incentive Plan as of December 31, 2017. Shares of Common Stock underlying outstanding options granted under the Incentive Plan that are terminated or expire unexercised will be available for future grant.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining eligible for future issuance under equity compensation plans (excluding securities reflected in column (a))
Plan Category	(a)	(b)(1)	(c)
Equity Compensation Plans Approved by Security Holders	238,867	$--	601,617

Equity Compensation Plans Not Approved by Security Holders	--	$--	--
Total	238,867	$--	601,617

(1)	No exercise price is reflected in this column, as restricted stock awards do not require the payment of an exercise price.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The independent registered public accounting firm we utilized during fiscal years 2017 and 2016 was Grant Thornton LLP. Representatives of Grant Thornton LLP are expected to be present at the Annual Meeting and will be available to respond to appropriate questions. The representatives of Grant Thornton LLP will have the opportunity to make a statement at the Annual Meeting if they choose to do so.

Principal Accounting Fees and Services

The following table presents fees for professional services rendered by our principal accountant, Grant Thornton LLP, for the years ended December 31, 2017 and 2016 for the audit of our consolidated financial statements and fees billed for other services rendered.

	2017	2016
Audit Fees(a)	$399,500	$394,000

Other Fees:
Audit-Related Fees(b)	--	--
Tax Fees(c)	--	--
All Other Fees(d)	$--	$--

(a)

Fees and expenses for (i) the integrated audit of the consolidated financial statements included in our Annual Reports on Form 10-K and internal controls over financial reporting; (ii) the reviews of the interim consolidated financial information included in our Quarterly Reports on Form 10-Q; (iii) consultations concerning financial accounting and reporting; and (iv) reviews of documents filed with the SEC and provision of related consents.

(b)	Fees and expenses paid to our principal accountant for services reasonably related to the performance of the audit or review of our financial statements that are not reported under “audit fees.”

(c)	Fees and expenses paid to our principal accountant for (i) tax compliance; (ii) tax planning; and (iii) tax advice.

(d)	Fees and expenses paid to our principal accountant for services other than audit fees, audit-related fees and tax fees.

The Audit Committee selects the firm that performs the integrated audit of our consolidated financial statements and internal controls over financial reporting, determines the compensation of that firm and pre-approves all services of any type that firm renders to us. The Audit Committee has been informed of the types of services Grant Thornton LLP rendered to us and has determined that, in providing those services, Grant Thornton LLP has maintained its independence as to us. The Audit Committee has a written policy for the pre-approval of the audit and non-audit services performed by our independent registered public accounting firm in order to assure that the provision of such services does not impair their independence. The Audit Committee pre-approves the engagement terms and fees of annual audit services, and any changes in such terms and fees resulting from changes in audit scope, our structure or other matters. The Audit Committee may also grant pre-approval for other audit services, audit-related services (which include assurance and related services that are reasonably related to the audit or review of our consolidated financial statements and that are traditionally performed by the independent auditor) and tax services. Each pre-approval, unless earlier withdrawn or modified by the Audit Committee, has a term of twelve months, unless the Audit Committee specifically provides for a different period. The pre-approval policy also contains a non-exclusive list of prohibited non-audit services that may not be performed by our independent registered public accounting firm, and provides that permissible non-audit services classified as “all other services” must be separately pre-approved by the Audit Committee. The Audit Committee did not approve any services pursuant to Rule 2-01(c)(7)(i)(C) of Regulation S-X promulgated under the Exchange Act, which permits the waiver of the pre-approval requirements in certain circumstances.

PROPOSAL THREE: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed Grant Thornton LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2018. Grant Thornton LLP served as the Company’s independent registered public accounting firm for 2017, and the services it provided to the Company and its subsidiary in 2017 are described under Principal Accounting Fees and Services above.

We are asking our stockholders to ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2018. Each proxy will be voted as directed on each proxy card; or in the absence of contrary instructions, each proxy will be voted for the ratification of Grant Thornton LLP. Although ratification is not required by our Bylaws or otherwise, the Board of Directors is submitting the selection of Grant Thornton LLP to our stockholders for ratification as a matter of good corporate practice.

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2018.

In the event stockholders do not ratify the appointment, the appointment will be reconsidered by the Audit Committee. Even if the appointment is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

STOCKHOLDER PROPOSALS

Under SEC rules and regulations, stockholder proposals intended to be presented at the 2019 Annual Meeting (other than proxy access nominations) must be received by the Company no later than December 14, 2018 to be eligible for inclusion in our proxy statement and form of proxy for next year’s meeting. However, if the date of the 2019 Annual Meeting is more than thirty days before or after May 16, 2019, then the deadline for submitting any such stockholder proposal for inclusion in the proxy materials relating to the 2019 Annual Meeting shall be a reasonable time before we begin to print or mail such proxy materials.

If, pursuant to our bylaws, any stockholder intends to present a proposal at the 2019 Annual Meeting without inclusion of such proposal in our proxy materials, we must receive notice of such proposal no earlier than January16, 2019 and no later than February 15, 2019. Any notice received prior to January 16, 2019 or after February 15, 2019 is untimely. However, if the date of the 2019 Annual Meeting is more than twenty-five days before or after May 16, 2019, notice by the stockholder in order to be timely must be received not later than the close of business on the tenth day following the first day on which the notice of the date of the 2019 Annual Meeting was mailed or public disclosure of the date of the annual meeting otherwise was made, whichever occurs first.

Proposals (other than proxy access nominations) must concern a matter that may be properly considered and acted upon at the Annual Meeting in accordance with applicable laws and regulations and our bylaws, committee charters and policies, and must otherwise comply with Rule 14a-8 of the Exchange Act and we reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with these requirements.

The Board recently amended and restated the Company’s bylaws to include a proxy access provision. Under the amended and restated bylaws, stockholders who meet the requirements set forth in the amended and restated bylaws may submit director nominations for inclusion in the proxy materials. Proxy access nominations for the 2019 Annual Meeting must be received by the Company no earlier than November 14, 2018 and no later than December 14, 2018 assuming the date of the 2019 Annual Meeting is not more than thirty days before and not more than seventy days after April 13, 2019, and must meet all the requirements set forth in the amended and restated bylaws.

Any proposal (including proxy access nominations) should be addressed to USA Truck, Inc., Attention: Corporate Secretary, 3200 Industrial Park Road, Van Buren, Arkansas 72956.

STOCKHOLDERS WHO DO NOT EXPECT TO ATTEND THE MEETING ARE URGED TO SIGN, DATE AND RETURN PROMPTLY THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO ADDITIONAL POSTAGE IF MAILED IN THE UNITED STATES.

By Order of the Board of Directors
Jason R. Bates
Executive Vice President and Chief Financial Officer

April 13, 2018

Upon written request of any stockholder, we will furnish, without charge, a copy of our 2017 Annual Report on Form 10-K, as filed with the Securities and Exchange Commission, including the financial statements and schedules thereto. The written request should be sent to Jason R. Bates, Chief Financial Officer of the Company, at our executive offices, 3200 Industrial Park Road, Van Buren, Arkansas 72956. The written request must state that as of March 22, 2018, the person making the request was a beneficial owner of shares of our Common Stock.

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

Vote by Internet or Telephone – QUICK ★★★ EASY
IMMEDIATE – 24 Hours a Day, 7 Days a Week or by Mail

REVOCABLE PROXY
USA TRUCK, INC.

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Votes submitted electronically over the Internet or by telephone must be received by 11:59 p.m., Eastern Time, on May 15, 2018.

INTERNET/MOBILE – www.cstproxyvote.com
Use the Internet to vote your proxy. Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

PHONE – 1 (866) 894-0536
Use a touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided

PLEASE SIGN, DATE AND RETURN THIS PROXY AS SOON AS POSSIBLE.

▲ Detach card, sign, date and mail in postage paid envelope provided. ▲

PROXY

Please mark your votes like this **X**

1. Election of three (3) Class II directors for a term of office expiring at the 2021 Annual Meeting of Stockholders — FOR ALL ☐ WITHHOLD ALL ☐ FOR ALL EXCEPT ☐

(01) James D. Reed
(02) Thomas M. Glaser
(03) Gary R. Enzor

INSTRUCTION: To withhold authority to vote for any nominee(s), mark "For All Except" and write that nominee(s') name(s) or number(s) in the space provided below.

____

2. Advisory approval of the Company's executive compensation — FOR ☐ AGAINST ☐ ABSTAIN ☐

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.

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This Proxy, when properly executed, will be voted in the manner directed herein by the stockholder of record. If no direction is made, this Proxy will be voted "FOR" all Proposals.

The stockholder acknowledges receipt of the Notice and Proxy Statement for the 2018 Annual Meeting of Stockholders and the annual report to stockholders for the year ended December 31, 2017.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN THE MANNER SPECIFIED HEREIN BY THE UNDERSIGNED STOCKHOLDER WITH RESPECT TO ANY MATTER TO BE VOTED UPON. IF NO SPECIFICATION IS MADE, THE PROXIES WILL VOTE THESE SHARES "FOR" THE ELECTION OF THE NAMED NOMINEES, "FOR" THE APPROVAL OF THE COMPANY'S EXECUTIVE COMPENSATION, AND "FOR" THE RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP. THE PROXIES WILL VOTE IN THEIR SOLE DISCRETION UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

CONTROL NUMBER

Signature__________________ Signature, if held jointly__________________ Date__________, 2018.

(Please sign exactly as name(s) appear(s) at above. If stock is in the name of two or more persons, each should sign. Persons signing as attorney, executor, administrator, trustee, guardian or other fiduciary, please give full title as such. If a corporation, please sign in full corporate name, by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.)

Important Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting of Stockholders

On-line Annual Meeting Materials: http://www.cstproxy.com/usa-truck/2018

▲ Detach card, sign, date and mail in postage paid envelope provided. ▲

REVOCABLE PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

USA TRUCK, INC.

3200 Industrial Park Road, Van Buren, Arkansas 72956

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS MAY 16, 2018. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF THE NAMED NOMINEES AND "FOR" PROPOSALS TWO AND THREE.

The stockholder of record hereby appoints ROBERT A. PEISER and JAMES D. REED, and either of them, with full power of substitution, as Proxies for the stockholder, to attend the Annual Meeting of the Stockholders of USA Truck, Inc. (the "Company"), to be held on May 16, 2018, at 10:00 a.m., local time, and any adjournments thereof, and to vote all shares of the common stock of the Company that the stockholder is entitled to vote upon each of the matters referred to in this Proxy and, at their discretion, upon such other matters as may properly come before this meeting.

(Continued and to be marked, dated and signed, on the other side)